UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 28, 2015

Fellow Procter & Gamble Shareholders:

It is our pleasure to invite you to this year’s annual meeting of shareholders, which will be held at the Company’s headquarters this year. The meeting will take place on Tuesday, October 13, 2015, at 9:00 a.m. Eastern Daylight Time at The Procter & Gamble Company General Offices, 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. At the meeting, our shareholders will be asked to:

•	Elect the 13 Director nominees listed in the accompanying proxy statement;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote);

•	Transact such other business, including voting on one shareholder proposal, as may properly come before the meeting.

Shareholders of record as of the close of business on August 14, 2015 are entitled to vote at the Annual Meeting and any postponement or adjournment thereof. Please see page 60 for additional information regarding admission to the meeting and how to vote your shares. If you plan to attend the meeting in person, we encourage you to register for admission by Monday, October 12. If you are not able to attend the meeting in person, you may join a live webcast of the meeting on the Internet by visiting www.pginvestor.com at 9:00 a.m., Eastern Daylight Time, on October 13.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to seeing you at The Procter & Gamble General Offices on October 13.

A.G. LAFLEY CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER	DEBORAH P. MAJORAS CHIEF LEGAL OFFICER AND SECRETARY

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com.	BY MAIL Sign, date and return your proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice.	IN PERSON Attend the annual meeting in Cincinnati. See page 61 for additional details on how to preregister.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 13, 2015: This Notice of Annual Meeting and Proxy Statement and the 2015 Annual Report are available at www.proxyvote.com.

Commonly Used Terms in This Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

FY	Fiscal Year

G&PR	Governance & Public Responsibility

GBU	Global Business Unit

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

SMO	Selling and Market Operations

STAR	Short Term Achievement Reward

TSR	Total Shareholder Return

Voting Matters and Board Recommendations

Voting Matter	Vote Standard	Board Vote Recommendation	See Page

Item 1 Election of Directors	Majority of votes cast	FOR each nominee	2

Item 2 Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	55

Item 3 Advisory Approval of Executive Compensation	Majority of votes cast	FOR	55

Item 4 Shareholder Proposal on Proxy Access for Shareholders	Majority of votes cast	AGAINST	57

Our Board of Directors

Board Snapshot

•  13 Director nominees; 11 are independent

•  Highly qualified Directors with a diversity of skills and experiences

•  7 of 13 nominees are women or ethnically diverse

•  Average age of Director nominees is 62

•  6 new Directors in the last 5 years

i

Our Director Nominees

You are being asked to vote on the election of these 13 Directors. Additional information about each Director’s background and experience can be found beginning on page 4.

Name	Position	Age	Board Tenure	Committee Memberships
* Francis S. Blake	Former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc.	66	Appt. 2/2015	Audit G&PR
* Angela F. Braly	Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Anthem)	54	5 years	Audit G&PR
* Kenneth I. Chenault	Chairman and Chief Executive Officer of the American Express Company	64	7 years	Audit C&LD
* Scott D. Cook	Chairman of the Executive Committee of the Board of Intuit Inc.	63	14 years	C&LD I&T (Chair)
* Susan Desmond-Hellmann	Chief Executive Officer of the Bill & Melinda Gates Foundation	58	4 years	Audit I&T
A.G. Lafley	Chairman of the Board, President and Chief Executive Officer of the Company	68	2 years
* Terry J. Lundgren	Chairman and Chief Executive Officer of Macy’s, Inc.	63	2 years	G&PR I&T
* W. James McNerney, Jr. (Lead Director)	Chairman of the Board and former Chief Executive Officer of The Boeing Company	66	12 years	C&LD (Chair) G&PR
David S. Taylor	Group President—Global Beauty, Grooming and Health Care of the Company	57	Appt. 7/2015
* Margaret C. Whitman	Chairman, President & Chief Executive Officer of Hewlett-Packard	59	4 years	C&LD I&T
* Mary Agnes Wilderotter	Executive Chairman and former Chief Executive Officer of Frontier Communications	60	6 years	Audit C&LD I&T
* Patricia A. Woertz	Chairman of the Board and former Chief Executive Officer of Archer Daniels Midland Company	62	7 years	Audit (Chair) G&PR
* Ernesto Zedillo	Director of the Center for the Study of Globalization and Professor of International Economics and Politics at Yale University and former President of Mexico	63	14 years	G&PR (Chair) I&T
* Independent C&LD Compensation & Leadership Development G&PR Governance & Public Responsibility I&T Innovation & Technology

Corporate Governance Highlights

Director Independence	• 11 of 13 Director nominees are independent • 4 fully independent Board Committees: Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology

Board Accountability	• Declassified Board – all directors are elected annually • Simple majority voting standard for all uncontested Director elections • Shareholder right to call special meetings

Board Leadership

•    Annual assessment and determination of Board leadership structure

•    Annual election of independent Lead Director whenever Chairman/CEO roles are combined or when the Chairman is not independent.

•    Lead Director has strong role and significant governance duties, including chair of Executive Sessions of all independent Directors (7 times in FY 2014-15)

Board Evaluation and Effectiveness	• Annual Board and Committee self-assessments • Annual independent Director evaluation of Chairman and CEO

Board Refreshment	• Average tenure of current Directors is 6.4 years • Specified retirement age and term limits for Directors

Director Engagement

•    Directors attended >96% of Board and Committee meetings in FY 2014-15

•    Board policy limits Director membership on other public company boards

•    Shareholder ability to contact Directors (as described beginning on page 16)

Director Access

•    Significant interaction with senior business leaders through regular business reviews

•    Directors have access to senior management and other employees

•    Directors have authorization to hire outside experts and consultants and to conduct independent investigations

Clawback and Anti-Hedging Policies

•    Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason

•    Insider Trading Policy prohibits Directors, senior executives and other designated employees from engaging in any pledging, short sales or hedging investments involving Company stock

Share Ownership

•    CEO required to hold shares equivalent to 8x salary

•    All senior executives required to hold shares equivalent to 4x or 5x salary, depending on role

•    Directors required to hold shares equivalent to 6x the cash portion of their annual retainer

Executive Compensation Highlights

We Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit and individual goals, while discouraging excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others.

Average Mix of Key Components of NEO Compensation by Type, Length, and Form

We Pay Competitively by setting target compensation opportunities to be competitive with other multinational corporations of similar size, value, and complexity.

We Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

NEO Compensation for FY 2014-15
Compensation Element	% of Total	Description	Cash	Equity
Salary	12.2	Annual Base Pay	✓
STAR Bonus[1]	13.7	Annual Performance-Based Bonus Based on 1-year Results	✓
Performance Stock Program	32.9	Performance-Based Stock Program Based on 3-year Results		✓
Key Manager Stock Grant	27.5	Annual Long-Term Equity Award		✓
Retirement, Expatriate Allowances & Other	13.7	Retirement Plan Value, Expatriate Costs, and Benefits	✓

1 The STAR Bonus is considered a cash program. However, participants may elect to receive their bonus in stock options or deferred compensation instead of cash.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law, the Company’s Amended Articles of Incorporation, the Code of Regulations, and the By Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors has nominated 13 directors for election at the Annual Meeting. Each of the Director nominees currently serves on the Board and was elected for a one-year term at the 2014 annual meeting, with the exception of Messrs. Blake and Taylor, who were appointed to the Board in February 2015 and July 2015, respectively. The current terms of all nominees for Director will expire at the 2015 annual meeting. The Board has nominated each of these individuals for a new one-year term that will expire at the 2016 annual meeting.

Each of the nominees for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

Procter & Gamble is a global consumer products company, serving consumers around the world with sales in 180 countries and territories. A company of our size and complexity must have strong governance, as well as leadership with an understanding of our diverse consumers and global needs. The composition of the Board reflects an appropriate mix of skill sets, experience, and qualifications that are relevant to the business and governance of the Company. Each individual Director epitomizes the Company’s Purpose, Values and Principles, possesses the highest ethics and integrity, and demonstrates commitment to representing the long-term interests of the Company’s shareholders. Each Director also has individual experiences that provide practical wisdom and foster mature judgment in the boardroom. Collectively, the Directors bring business, international, government, technology, marketing, retail consumer products and other experiences that are relevant to the Company’s global operations. The chart on the following page provides additional detail regarding some of the key experiences and skills of our Director nominees. Skills and experiences are one aspect of diversity highly valued by the Board. In fact, this desired combination of skills and diversity is reflected in our Corporate Governance Guidelines (“Governance Guidelines”), which set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience.”

Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the Director nomination process. The Governance & Public Responsibility (“G&PR”) Committee reviews the Director nominees (including shareholder nominees) and ascertains whether, as a whole, the group meets the Governance Guidelines in this regard. For this year’s election, the Board has nominated 13 individuals who bring tremendous diversity to the Board. Their collective experience covers a wide range of countries, geographies, and industries. These 13 Director nominees range in age from 54 to 68, and five of these 13 Directors, or 38% of our current Board, are women; one is African-American; and one is Mexican. The Board views this overall diversity as a clear strength.

The Board also believes that tenure diversity should be considered in order to achieve an appropriate balance between the detailed Company knowledge and wisdom that comes with many years of service and the fresh perspective of newer Board members. Our current Board has an average tenure of 6.4 years.

Director Skills And Experience

Leadership, strategy and risk management experience

Directors with significant leadership experience over an extended period, including current and former chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of talent management and how employee and executive compensation are set. They understand strategy and risk management, and how these factors impact the Company’s operations and controls. They possess recognized leadership qualities and are able to identify and develop leadership qualities in others.

Consumer industry/retail experience

Directors with experience in dealing with consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits. Given the continuously evolving retail landscape, Directors with consumer and retail experience are essential.

International experience

Directors who work in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices. Because we do business in over 180 countries and territories, and business in international markets accounts for approximately 65% of the Company’s revenue, having Directors on our Board with this experience is critical.

Marketing experience

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results. As one of the world’s largest advertisers, this is a particularly important attribute.

Finance experience

Directors with an understanding of accounting and financial reporting processes, particularly in large, complex, global businesses, provide an important oversight role. The Company employs a number of financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/regulatory experience

Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, are able to recognize, identify, and understand the key issues that the Company faces in an economy increasingly affected by the role of governments around the world. This experience is especially helpful during times of increased volatility and uncertainty in global politics and economics.

Technology and innovation experience

Innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of technology and innovation help the Company focus its efforts in these important areas, as well as track progress against strategic goals and benchmarks. As one of the few companies with an Innovation & Technology Committee of the Board, this is particularly important to the Company’s overall success.

The Board of Directors recommends a vote FOR each of the following Director nominees to hold office until the 2016 annual meeting of shareholders and until their successors are elected.

Francis S. Blake (Frank) Director since 2015 Age 66

Mr. Blake is the former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. (a national retailer). He was appointed to the Board on February 10, 2015. He previously served as a Director of Southern Company (a super-regional energy company) from 2004 to 2009. Mr. Blake has been a Director of Delta Airlines since July 2014.

Mr. Blake brings extensive leadership, strategy, and marketing experience to the Board. He contributes his deep knowledge of the retail consumer industry and evolving marketing practices to the Board. Mr. Blake also brings an extensive amount of government experience, having previously served as General Counsel for the U.S. Environmental Protection Agency, Deputy Counsel to Vice President George H. W. Bush, and Deputy Secretary for the U.S. Department of Energy.

Member of the Audit and Governance & Public Responsibility Committees.

Angela F. Braly Director since 2009 Age 54

Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company), now known as Anthem. She served as Chair of the Board from 2010 until August 2012 and President and Chief Executive Officer from 2007 through August 2012. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005-07, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly has been a Director of Lowe’s Companies, Inc. since November 2013, and Brookfield Asset Management since May 2015.

Ms. Braly has a vast amount of leadership, consumer industry, and marketing experience. She also brings a significant amount of government experience, given her prior role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations efforts, among other areas.

Member of the Audit and Governance & Public Responsibility Committees.

Kenneth I. Chenault (Ken) Director since 2008 Age 64

Mr. Chenault is Chairman and Chief Executive Officer of the American Express Company (a global services, payments, and travel company), where he has served in various roles of increasing responsibility since joining the company in 1981. Mr. Chenault assumed his current responsibilities as Chairman and Chief Executive Officer in 2001. He has been a Director of International Business Machines Corporation since 1998.

Mr. Chenault has significant leadership and financial experience. With more than 30 years of experience delivering products and services to consumers and businesses all across the world, he brings consumer and business insights, marketing and digital expertise, as well as a global perspective, to the Board.

Member of the Audit and Compensation & Leadership Development Committees.

Scott D. Cook Director since 2000 Age 63

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services company), which he co-founded in 1983. He served as President and Chief Executive Officer of Intuit from 1983 to 1994 and as Chairman of the Board of Intuit from 1993 through 1998. Mr. Cook served on the Board of eBay Inc. from 1998 to July 2015.

Mr. Cook has a wealth of leadership, technology, consumer industry, and marketing experience that he brings to the Board. He brings valuable innovation experience and insight to the Innovation & Technology Committee as well as the full Board.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

Susan Desmond-Hellmann (Sue) Director since 2010 Age 58

Dr. Desmond-Hellmann is the Chief Executive Officer of the Bill & Melinda Gates Foundation (a private foundation supporting U.S. education, global health and development, and community giving in the Pacific Northwest), a position she has held since May 1, 2014. Prior to this role, she served as Chancellor and Arthur and Toni Rembe Rock Distinguished Professor, University of California, San Francisco (“UCSF”), from August 2009 to March 2014. From 2004 through 2009, Dr. Desmond-Hellmann served as president of product development at Genentech (a biotechnology company). She has been a Director of Facebook Inc. since March 2013 and was appointed Lead Independent Director of Facebook Inc. in June 2015.

Dr. Desmond-Hellmann brings leadership experience and global perspectives on important social responsibility issues. As Facebook Director, prior Chancellor of UCSF, and past president of product development at Genentech, Dr. Desmond-Hellmann has extensive leadership and technology experience. As a former member of the Federal Reserve Bank of San Francisco’s Economic Advisory Council, she also brings finance experience to the Board.

Member of the Audit and Innovation & Technology Committees.

A.G. Lafley Director since 2013 Age 68

Mr. Lafley is Chairman of the Board, President and Chief Executive Officer of the Company and was appointed to this position on May 23, 2013. Mr. Lafley originally joined the Company in 1977 and held positions of increasing responsibility, in the U.S. and internationally, until he was elected President and Chief Executive Officer in 2000, a position he held until June 30, 2009. On July 1, 2002, Mr. Lafley was elected Chairman of the Board, a position he held until January 2010. During the past five years and prior to his return as CEO, Mr. Lafley served as a consultant to the Company and as a member of the boards of directors of Dell, Inc. and General Electric Company, though he no longer serves on these boards. He also served as a Senior Adviser at Clayton, Dubilier & Rice, LLC, a private equity partnership, consulted with a number of Fortune 50 companies on business and innovation strategy, and advised companies on CEO succession and leadership development. He currently serves on the board of directors of Legendary Pictures, LLC (a film production company).

Mr. Lafley brings extensive leadership experience and a vast understanding of the Company to the Board. In addition, his experiences outside of the Company provide him with additional perspective. Mr. Lafley has significant leadership, strategy, risk management, consumer industry, marketing and international experience.

Terry J. Lundgren Director since 2013 Age 63

Mr. Lundgren is Chairman and Chief Executive Officer of Macy’s, Inc. (a national retailer), where he has served in various roles of increasing responsibility since joining Federated Department Stores in 1975. Mr. Lundgren held the title of President of Macy’s until April 2014. Mr. Lundgren assumed his current responsibilities as Chairman in 2004 and Chief Executive Officer in 2003. He has been a Director of Kraft Foods Group since 2012.

Mr. Lundgren brings extensive leadership, strategy, and risk management experience to the Board. With over thirty years in the retail industry, he contributes his deep knowledge of the consumer industry and dynamic marketing practices, including digital marketing, to the Board.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

W. James McNerney, Jr. (Jim) Director since 2003 Age 66

Mr. McNerney is Chairman of the Board of The Boeing Company (an aerospace, commercial jetliners, and military defense systems company), a position he has held since 2005. Mr. McNerney held the title of President of Boeing from July 2005 until December 2013, and the title of Chief Executive Officer from July 2005 until June 30, 2015. From 2001 to 2005, Mr. McNerney was CEO of 3M Company (a global technology company). Prior to his appointment as CEO of 3M Company, Mr. McNerney was employed by General Electric for nearly twenty years, where he held positions of increasing importance. He has been a Director of International Business Machines Corporation since 2009.

Mr. McNerney brings a wealth of leadership, global, and technology experience to the Board. His extensive experience managing large, global manufacturing companies, as well as his insight into government affairs, enable him to advise the Board on a variety of strategic and business matters.

Lead Director, Chair of the Compensation & Leadership Development Committee, and member of the Governance & Public Responsibility Committee.

David S. Taylor Director since 2015 Age 57

Mr. Taylor is Group President–Global Beauty, Grooming and Health Care at the Company, and has been elected President and Chief Executive Officer effective November 1, 2015. He was appointed to the Board on July 28, 2015. Mr. Taylor joined the Company in 1980 and, since that time, has held numerous positions of increasing responsibility in North America, Europe and Asia in virtually all of the Company’s core businesses. Prior to his current role, Mr. Taylor was Group President–Global Health & Grooming (2013-January 2015), Group President–Global Home Care (2007 to 2013), and President–Global Family Care (2005 to 2007). Mr. Taylor also played a key role in the design of the Company’s portfolio optimization strategy. Mr. Taylor served as a Director of TRW Automotive Corporation from 2010 until May 2015.

As a long-time employee and leader at the Company, Mr. Taylor brings vast global and business experience to the Board, as well as a deep knowledge of the Company. Mr. Taylor has significant leadership, strategy, risk management, consumer industry, marketing and international experience.

Margaret C. Whitman (Meg) Director since 2011 Age 59

Ms. Whitman is the Chairman, President & Chief Executive Officer of Hewlett-Packard (a computer software, hardware, and IT services company). She was named President & Chief Executive Officer in September 2011, and she was elected Chairman in 2014. She served as President and Chief Executive Officer of eBay Inc. from 1998 to March 2008. Prior to joining eBay, Ms. Whitman held executive level positions at Hasbro Inc., FTD, Inc., The Stride Rite Corporation, The Walt Disney Company, and Bain & Company. She also served as a Director of the Company from 2003 to 2008, having resigned in preparation for her 2010 California gubernatorial bid. She served as a Director of Zipcar, Inc. from 2011 to March 2013.

Ms. Whitman has extensive leadership and consumer industry experience. Her current and prior management roles also provide her with significant marketing and technology experience.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Mary Agnes Wilderotter (Maggie) Director since 2009 Age 60

Mrs. Wilderotter is Executive Chairman of Frontier Communications Corporation (a company specializing in providing communication services to predominantly rural and suburban towns and cities in 28 states), which she joined as President and Chief Executive Officer in 2004. Mrs. Wilderotter held the title of President of Frontier until April 2012, and the title of Chief Executive Officer until April 2015. Mrs. Wilderotter previously held positions as Senior Vice President of Worldwide Public Sector at Microsoft, President and Chief Executive Officer of Wink Communications, Inc., and Executive Vice President of National Operations for AT&T’s Wireless Service, Inc. She has been a Director of Xerox Corporation since 2006 and Juno Therapeutics since 2014.

Mrs. Wilderotter has significant leadership experience. Her current role, along with her prior roles at Microsoft, Wink Communications, and AT&T, also give her a vast amount of consumer industry, marketing, and technology experience.

Member of the Audit, Compensation & Leadership Development and Innovation & Technology Committees.

Patricia A. Woertz (Pat) Director since 2008 Age 62

Ms. Woertz is Chairman of the Board and former Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural processors of oilseeds, corn, wheat, etc.), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz held the title of President of ADM until 2014 and the title of Chief Executive Officer of ADM until January 2015. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years and retired as EVP Global Downstream. She began her career as a certified public accountant with Ernst & Ernst. Ms. Woertz has been a Director of Royal Dutch Shell plc since June 2014.

Ms. Woertz has significant leadership experience. Having started her career as a CPA, and with a broad executive experience at Chevron and ADM, she also brings a significant amount of international, marketing, government relations, and finance experience.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

Ernesto Zedillo Director since 2001 Age 63

Dr. Zedillo served as President of Mexico from 1994-2000 and currently serves as Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He has been a Director of Alcoa, Inc. since 2002 and Citigroup, Inc. and Promotora de Informaciones S.A. since 2010. Dr. Zedillo was also a Director of Union Pacific Corporation from 2001 to 2006.

Dr. Zedillo’s prior service as President of Mexico provides him with significant government and leadership experience. His current role provides him with a wealth of international experience. He also has significant financial experience, having previously served on the Audit Committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at the Banco de Mexico.

Chair of the Governance & Public Responsibility Committee and member of the Innovation & Technology Committee.

The Board’s Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board, or whether the roles should be separated. This approach allows the Board to utilize its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary. Accordingly, at some points in the Company’s history, the CEO and Chairman of the Board roles were held by the same person. At other times, the roles were held by different individuals. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company and best serve the interests of the Company’s shareholders.

During the Board’s annual evaluation of its leadership structure in June, the Board was also considering plans to execute the upcoming CEO succession. Upon recommendation of the G&PR Committee, the non-employee Directors of the Board concluded that the Board should retain the current leadership structure for the Company for the remainder of Mr. Lafley’s tenure as CEO, and that it would not be in the best interests of the shareholders to separate the role of Chairman of the Board and CEO during this time.

In July, the Board decided to split the Chairman and CEO roles, when it elected Mr. Taylor as President and Chief Executive Officer and Mr. Lafley as Executive Chairman, both effective November 1, 2015. This action is consistent with the Company’s past practice of retaining a prior CEO as the Chairman for a transition period. The Board determined that it would be in the best interest of the Company to split the roles to provide for continuity of Board leadership and strategic oversight by retaining Mr. Lafley, who is very experienced, as the Chairman of the Board during this time of transition. This will allow Mr. Taylor to focus on business matters and his role as the new CEO. As CEO, Mr. Taylor will report to the Board and, given his appointment as a Director, will attend all Board meetings. The Board believes that Mr. Lafley and Mr. Taylor will work collaboratively with the Board through this CEO transition, especially during this time of major strategic transformation for the Company.

At any time when the Board determines that the same individual should hold the positions of CEO and Chairman of the Board, or at any time when the Chairman of the Board is not independent, the independent Directors of the Board annually elect a Lead Director from among the independent Directors. The Lead Director role is a significant one, with responsibilities consistent with accepted best practices, including:

•	preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board;

•	lead regular executive sessions of the independent members of the Board;

•	approve meeting agendas for the Board and information sent to the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advise the Chairman of the Board and/or the Secretary regarding the agendas for the Board meetings;

•	call meetings of the non-employee and/or independent members of the Board, with appropriate notice;

•	advise the G&PR Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairpersons;

•	advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board;

•	advise the Chairman of the Board and Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-employee and/or independent members;

•

with the Chairman of the Board (when Chairman and Chief Executive Officer roles are separate) and the Chair of the Compensation & Leadership Development (“C&LD”) Committee, review with the Chief Executive Officer the non-employee members’ annual evaluation of the Chief Executive Officer’s performance;

•	serve as principal liaison between the non-employee and/or independent members, as a group, the Chief Executive Officer, and the Chairman of the Board, as necessary;

•	serve when necessary and appropriate, after consultation with the Chairman of the Board and the Chief Executive Officer, as the liaison between the Board and the Company’s shareholders; and

•	select an interim Lead Director to preside over meetings at which he or she cannot be present.

Mr. McNerney serves as the Board’s current Lead Director and has been annually re-elected to that role since August 14, 2007. Mr. McNerney is a strong, independent Lead Director, who fulfilled each of these duties during the past year. As the current Chairman of the Board of The Boeing Company, and former CEO of Boeing and 3M Company, he brings a wealth of diverse experiences and outside perspective to his role as Lead Director. In FY 2014-15, the independent Directors met 7 times in regularly scheduled executive sessions, without Mr. Lafley present. Mr. McNerney led those sessions and following each, he advised Mr. Lafley on the Board’s discussions, including performance feedback.

In June 2015, the non-employee Directors reappointed Mr. McNerney to serve as Lead Director for FY 2015-16, and in July 2015, the Board reaffirmed this appointment in conjunction with the election of Mr. Lafley as Executive Chairman. Mr. Lafley, as Chairman and current CEO, and Mr. McNerney, as Lead Director, work well together, and the Board is confident that the appropriate balance of power will be maintained and that this collaborative relationship will continue as Mr. Taylor becomes CEO. The Board will continue to periodically evaluate the Company’s leadership structure to ensure that the Board’s structure is right and appropriate at all times.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Lafley and Taylor, are independent under the New York Stock Exchange (“NYSE”) listing standards and the Independence Guidelines. All members of the Board’s Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology Committees are independent under the NYSE listing standards and Independence Guidelines, and all members of the Audit Committee are also compliant with the Securities and Exchange Commission’s (“SEC”) enhanced independence requirement for audit committee members.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Directors deemed independent by the Board.

Mr. Lafley is Chairman of the Board, President and CEO and Mr. Taylor is Group President—Global Beauty, Grooming and Health Care of the Company. Because both are employees of the Company, they cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Committees of the Board

To assist the Board in discharging its duties and to facilitate deeper penetration into certain key areas of oversight, the Board has established four standing committees. Each committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found at www.pginvestor.com.

The charter for each of these committees can be found in the corporate governance section of the Company’s website at www.pginvestor.com.

Audit Committee Meetings in 2015: 8 Members: Patricia A. Woertz (Chair) Frank S. Blake Angela F. Braly Kenneth I. Chenault Sue Desmond-Hellmann Maggie Wilderotter

The Audit Committee has the responsibilities set forth in its charter with respect to:

•     accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;

•     the quality and integrity of the Company’s financial statements;

•     the Company’s compliance with legal and regulatory requirements;

•     the Company’s overall risk management profile;

•     the independent registered public accounting firm’s qualifications and independence;

•     the performance of the Company’s internal audit function and the independent registered public accounting firm;

•     the performance of the Company’s ethics and compliance function; and

•     preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement.

At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CFO, Chief Legal Officer, chief audit executive, and representatives of Deloitte & Touche LLP.

Compensation & Leadership Development Committee Meetings in 2015: 5 Members: W. James McNerney, Jr. (Chair) Kenneth I. Chenault Scott D. Cook Meg Whitman Maggie Wilderotter

The C&LD Committee has a charter, under which:

•     the Committee has full authority and responsibility for the Company’s overall compensation policies, including base pay, short- and long-term pay, retirement benefits, perquisites, severance arrangements, recoupment, stock ownership requirements, and stock option holding requirements, if any, and their specific application to principal officers elected by the Board and to members of the Board.

•     the Committee assists the Board in the leadership development and evaluation of principal officers and also has the responsibility to periodically review organizational diversity.

The CEO makes recommendations to the Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the Committee’s independent compensation consultant. All final decisions regarding compensation for principal officers are made by this Committee, and this Committee makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or this Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section found beginning on page 21 of this proxy statement. This Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Governance & Public Responsibility Committee Meetings in 2015: 5 Members: Ernesto Zedillo (Chair) Frank S. Blake Angela F. Braly Terry J. Lundgren W. James McNerney, Jr. Patricia A. Woertz

The Governance & Public Responsibility Committee has governance responsibilities set forth in its charter with respect to:

•    identifying individuals qualified to become members of the Board;

•    recommending when new members should be added to the Board and individuals to fill vacant Board positions;

•    recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election;

•    recommending Board committees and committee assignments;

•    periodically reviewing and recommending updates to the Corporate Governance Guidelines;

•    educating the Board and the Company in applicable governance laws and regulations;

•    assisting the Board and the Company in interpreting and applying the Corporate Governance Guidelines and other issues related to Board governance; and

•    evaluating the Board and its members.

The Committee also covers public responsibility topics, including:

•    overseeing the Company’s social investments and commitment to making a meaningful impact around the world, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living;

•    overseeing the Company’s commitment to, and efforts regarding, environmental sustainability;

•    overseeing the Company’s community and government relations;

•    overseeing the Company’s product quality and quality assurance systems;

•    overseeing protection of the Company’s corporate reputation; and

•    other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, shareholders, governments, local communities, and the general public).

Innovation & Technology Committee Meetings in 2015: 2 Members: Scott D. Cook (Chair) Sue Desmond-Hellmann Terry J. Lundgren Meg Whitman Maggie Wilderotter Ernesto Zedillo

The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to:

•    reviewing and making recommendations to the Board on major strategies and other subjects relating to:

▪      the Company’s approach to technical and commercial innovation;

▪      the innovation and technology acquisition process to assure ongoing business growth; and

▪      measurement and tracking systems important to successful innovation.

The Board’s Oversight of Risk

The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans, and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee the Company’s strategic plans, the associated risks, and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board under the auspices of the Chairman of the Board and Lead Director, and further consideration and evaluation of discrete risks at the committee level.

Risk management oversight by the full Board includes a comprehensive annual review of the Company’s overall strategic plan, typically conducted in June. The Board also devotes significant time to reviewing the strategic plans for each of the Company’s business sectors, including the risks associated with these strategic plans, at Board meetings during the year. The Board also conducts reviews of other strategic focus areas for the Company. The Board annually reviews the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks. The Board also has overall responsibility for leadership succession for the Company’s most senior officers, including the CEO, and reviews succession plans on an ongoing basis.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each committee has full access to management, as well as the ability to engage independent advisors.

The Board’s C&LD Committee employs an independent compensation consultant, Frederic W. Cook & Co., Inc., who does not work for management and, among other tasks, reviews and reports on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Frederic W. Cook & Co., Inc., please see the section entitled “Engagement of Independent Adviser” found on page 34 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Simultaneously, members of management performed a similar review of the Company’s other compensation programs. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company as a whole.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, the Short-Term Achievement Reward (“STAR”), provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance, internal collaboration, strategic strength, innovation, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance-vested stock (under the Performance Stock Plan). These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff vesting for stock options, five-year cliff vesting for restricted stock units, and a three-year performance period for performance-vested stock. The C&LD Committee also noted that the design of the Performance Stock Plan reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories, each of which is equally weighted: organic sales growth, core before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. Using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Each of the financial measures are defined and further explained on page 31 of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company has adopted several policies intended to mitigate inappropriate risk taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

Board Engagement and Attendance

Our Directors are active and engaged. Board agendas are set in advance by the Chairman of the Board and Lead Director, to ensure that appropriate subjects are covered and that there is sufficient time for discussion. Directors are provided with comprehensive materials in advance of Board and Committee meetings and are expected to review these materials before each meeting, to ensure that time in Board and Committee meetings is focused on active discussions versus lengthy presentations. During the fiscal year ended June 30, 2015, the Board held 8 meetings, and the Committees of the Board held 20 meetings, for a total of 28 meetings. Average attendance at these meetings by members of the Board during the past year exceeded 96%, and all Directors attended greater than 76% of the meetings of the Board and the Committees on which they serve. The Board expects all of its members to attend the annual meeting of shareholders; all Directors attended the October 14, 2014 annual meeting.

The non-employee members of the Board met 7 times during FY 2014-15 in executive session (without the presence of Mr. Lafley or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management (including the CEO position), and the CEO’s performance.

Service on Other Public Boards

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. Under the Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee Directors may sit on no more than three additional outside public boards. All Directors are in compliance with this policy. This practice helps ensure that our Directors can give appropriate levels of time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board, the G&PR Committee considers whether the nominee will have adequate time to serve as a Director of the Company. Each Director demonstrates their strong engagement and high attendance, and has adequate time to devote to the affairs of the Company.

Code of Ethics

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees are asked to annually certify their understanding of, and compliance with, its requirements. The Worldwide Business Conduct Manual is firmly rooted in the Company’s long-standing Purpose, Values and Principles, which is made available to employees in 28 different languages and can be found on the Company’s website at www.pg.com.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available and, as appropriate, must take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction was initiated by the Company or the related person;

•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction;

•	the approximate dollar value of the transaction, particularly as it involves the related person;

•	the related person’s interest in the transaction; and

•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person.

Jon R. Moeller, the Company’s Chief Financial Officer (“CFO”), is married to Lisa Sauer, a long-tenured employee of the Company who currently holds the position of Vice President, Product Supply, Global Home Products. Her total compensation in the last year was approximately $842,000, consisting of salary, bonus, equity grants, and retirement benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance, and position within the Company. Prior to Mr. Moeller becoming CFO, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras, the Company’s Chief Legal Officer and Secretary, is married to John M. Majoras, one of approximately 800 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 25 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were significantly less than 1% of their annual revenues. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company, but required the Company’s CEO to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship is not inconsistent with the best interests of the Company as a whole.

Mark Biegger, the Company’s Chief Human Resources Officer (“CHRO”), has a brother, Brian Biegger, who is employed by the Company. Brian Biegger has been employed by the Company since 1983, well before Mark Biegger’s appointment as CHRO in 2012, and is currently an Associate Director–eBusiness. Brian Biegger’s total annual compensation in the last year, consisting of salary, bonus, equity grants, and retirement benefits was approximately $337,000. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and positions within the Company. The Committee determined that Brian has a direct material interest in his annual compensation but approved this transaction because it is not inconsistent with the best interests of the Company as a whole, and appropriate controls are in place to avoid any potential conflicts of interest.

W. James McNerney, Jr. the Company’s Lead Director, has a brother, Rick McNerney, who is employed by Audience Science, Inc. (“ASI”), a digital media company. ASI is a Company vendor and also has a business partnership and development agreement with the Company. Rick McNerney was hired by ASI as Director of Enterprise Solutions in December 2014, well after the Company’s relationship with ASI was established. In that role, Rick McNerney will not work on P&G business. The Committee determined that Rick, as an employee of ASI, may have an indirect interest in ASI’s relationship with the Company given the size of the Company’s relationship with ASI, but approved the continuation of the Company’s relationship with ASI because it is in the best interest of the Company as a whole, and appropriate controls are in place to avoid any potential conflicts of interest.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during FY 2014-15 were independent directors and none were employees or former employees of the Company. The Company had a Related Person Transaction in connection with Mr. McNerney, as set forth in the preceding section of this proxy statement. There are no Compensation Committee interlocks between the Company and any other entities in which one of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chair of the Governance & Public Responsibility Committee

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2015, no such engagement existed (and none currently exists), and no funds were paid to outside parties in connection with the identification of nominees. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees.

Pursuant to the Company’s Code of Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders is required to give written notice to the Secretary of the Company of his or her intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the one-year anniversary of the 2015 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2016 annual meeting must provide such notice no earlier than February 16, 2016, and no later than May 26, 2016.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

Availability of Corporate Governance Documents

In addition to their availability on the Company’s website at www.pg.com, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

The objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the size-adjusted median of the Peer Group. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs or unrestricted stock. Consistent with the practice of the past several years, the Company did not grant any stock options to Directors in FY 2014-15. Effective October 14, 2014, non-employee members of the Board receive the following compensation:

•

a grant of RSUs following election to the Board at the Company’s October 14, 2014 annual meeting of shareholders, with a grant date fair value of $175,000. These units are forfeited if the Director resigns during the year, do not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	an annual retainer fee of $110,000 paid in quarterly increments; and

•

an additional annual retainer paid to the Lead Director and Chair of each committee as follows: Lead Director, $30,000; Chair of the Audit Committee, $25,000; Chair of the C&LD Committee, $20,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $15,000.

At its June 9, 2015 meeting, the Board of Directors, upon the recommendation of the C&LD Committee, agreed to maintain the current Director compensation package for the upcoming fiscal year.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual cash retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2014-15. Directors who are employees of the Company receive no compensation for their service as Directors.

Director Compensation Table
		Fees
Name	Annual Retainer	Committee Chair & Lead Director Fees	Total Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
	($)	($)	($)	($)	($)	($)
Francis S. Blake	42,472	—	42,472	0	0	42,472
Angela F. Braly	110,000	—	110,000	175,000	0	285,000
Kenneth I. Chenault	110,000	—	110,000	175,000	0	285,000
Scott D. Cook	110,000	15,000	125,000	175,000	0	300,000
Susan Desmond-Hellmann	110,000	—	110,000	175,000	0	285,000
Terry J. Lundgren	110,000	—	110,000	175,000	0	285,000
W. James McNerney, Jr.	110,000	50,000	160,000	175,000	0	335,000
Margaret C. Whitman	110,000	—	110,000	175,000	0	285,000
Mary Agnes Wilderotter	110,000	—	110,000	175,000	0	285,000
Patricia A. Woertz	110,000	25,000	135,000	175,000	0	310,000
Ernesto Zedillo	110,000	15,000	125,000	175,000	0	300,000

1 Director fees are paid quarterly. In the first half of the fiscal year, each Director could elect to take these fees in cash, unrestricted stock, retirement restricted stock or a combination of the three. In the second half of the fiscal year, each director could elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately), or a combination of the three. Restricted stock earns cash dividends that are paid quarterly with the option of reinvesting in Company stock. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. The RSUs are ultimately deliverable in shares. Mr. Blake joined the Board on February 10, 2015 and his retainer was prorated accordingly. He elected to take his fees in unrestricted stock, which had a grant date fair value of $42,539. Ms. Braly elected to take $55,000 in unrestricted stock, which had a grant date fair value of $55,129, and $50,000 in RSUs, which had a grant date fair value of $50,041. Mr. Chenault took $52,500 of his fees in retirement restricted stock, which had a grant date fair value of $52,614, and $50,000 in RSUs, which had a grant date fair value of $50,041. Mr. Cook took his fees in unrestricted stock, which had a grant date fair value of $120,161. Mr. Lundgren elected to take $55,000 in unrestricted stock, which had a grant date fair value of $55,129, and $50,000 in RSUs, which had a grant date fair value of $50,041. Mr. McNerney took his fees in unrestricted stock, which had a grant date fair value of $155,069. Dr. Zedillo took $97,500 of his fees in cash. He also elected to take $27,500 of his fees in RSUs, which had a grant date fair value of $27,588. The remaining Directors took their fees in cash.

2 Each year, upon election at the Company’s annual meeting of shareholders, every Director is awarded a grant of RSUs with a grant date fair value of $175,000. These RSUs vest after one year as long as the Director remains on the Board. With the exception of Mr. Blake, all Directors have 2,144 RSUs outstanding (representing the grant on October 14, 2014 and subsequent dividend equivalents). In addition, the following Directors have shares of retirement restricted stock outstanding as of June 30, 2015: Ms. Braly (4,992 shares); Mr. Chenault (5,700 shares); Mr. Cook (9,948 shares); Mr. Lundgren (1,265 shares); and Dr. Zedillo (3,883 shares). Also, Mr. Cook and Dr. Zedillo have 7,790 and 3,760 option awards outstanding, respectively.

3 For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs, though no Director brought a guest to any Board meeting in FY 2014-15. Directors and their guests are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director and $300,000 for a guest). The incremental cost to the Company for this benefit is $2,469. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets and made one payment during FY 2014-15. This program was discontinued for any new Director effective July 1, 2003. In FY 2014-15, the Company made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. These donations were also funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. As an employee Director, Mr. Lafley did not receive a retainer, fees, or a stock award. Mr. Taylor was appointed to the Board after the end of FY 2014-15 and, as an employee Director, will not receive any compensation for his Board service.

Report of the Compensation & Leadership Development Committee

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

W. James McNerney, Jr., Chair

Kenneth I. Chenault

Scott D. Cook

Margaret C. Whitman

Mary Agnes Wilderotter

August 11, 2015

Introduction

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2014-15: A.G. Lafley, Chairman of the Board, President and Chief Executive Officer; Jon R. Moeller, Chief Financial Officer; Giovanni Ciserani, Group President–Global Fabric and Home Care; Martin Riant, Group President–Global Baby, Feminine and Family Care; and David Taylor, Group President–Global Beauty, Grooming and Health Care. Mr. Taylor has been appointed President and Chief Executive Officer of the Company effective November 1, 2015; the compensation described herein is for his role as Group President in FY 2014-15.

Executive Summary

Our fundamental business objective is to create value for shareholders at leadership levels, on a consistent long-term basis. Our primary compensation principle, Pay for Performance, supports this objective. We align the compensation for our senior executives with the delivery of balanced, consistent, and sustainable growth and value creation.

We use a combination of three programs that incent executives to achieve results in a balanced way over the short-, medium-, and long-term.

•	First, we use an annual bonus program, the Short Term Achievement Reward (“STAR”), which rewards executives for the achievement of one-year business goals.

•	Second, we have a three-year Performance Stock Plan (“PSP”), which rewards executives for the achievement of four specific business metrics that are the key drivers of Total Shareholder Return.

•

Finally, we use the Key Manager Program, which rewards executives for enhancing shareholder value over the long term. This program uses Restricted Stock Units (“RSUs”) that vest in five years and stock options that vest in three years and may be exercised over 10-year terms.

The portion of compensation tied to each of these programs is balanced proportionately with the business goals we are trying to achieve, so that our executives remain focused on the right business priorities. In total, about 74% of NEO compensation is tied to Company performance via these programs. The remainder, about 26%, is in base salary, retirement, expatriate allowances, and other benefits. This allocation ensures that executives make decisions that are appropriately focused on the long-term health and success of the Company.

NEO Compensation for FY 2014-15
Compensation Element	% of Total	Description	Cash	Equity
Salary	12.2	Annual Base Pay	✓
STAR Bonus[1]	13.7	Annual Performance-Based Bonus Based on 1-year Results	✓
Performance Stock Program	32.9	Performance-Based Stock Program Based on 3-year Results		✓
Key Manager Stock Grant	27.5	Annual Long-Term Equity Award		✓
Retirement, Expatriate Allowances & Other	13.7	Retirement Plan Value, Expatriate Costs, and Benefits	✓

1 The STAR Bonus is considered a cash program. However, participants may elect to receive their bonus in stock options or deferred compensation instead of cash.

We are disciplined in implementing this compensation strategy as evidenced by our track record over many years. While we strive to deliver or over-deliver our targets each year, if results fall short of our goals, this is reflected in the compensation paid. For example, in the last 15 years, the average STAR payout has been below target 40% of the time, which reflected the business results versus our goals in those years. The strength of our pay-for-performance alignment is also evidenced by the payouts under our PSP program. Since the program’s inception in 2010, PSP has delivered shares at an average of 27% of target. This average is consistent with the below-target business results for this same period.

In addition to the discipline we exercise in the design and execution of compensation programs that are tightly aligned to business results, our executives exhibit strong ownership behavior, which is indicative of the culture of ownership at the Company. Our executives are required to own shares valued at a minimum of four to eight times their salary. Each of our NEOs exceeds these requirements. We are proud of this ownership behavior and believe it further aligns the interest of our executives with the long-term interests of our shareholders. Our shareholders typically do not invest in our stock looking for only a short-term gain, but are looking for longer-term returns. The majority of our investors hold our stock for long periods, and investors in consumer goods have a tendency to hold longer than in other industries. Again, our fundamental business objective is to create value for shareholders, at leadership levels, on a consistent long-term basis.

Company Results

The Company’s focus for FY 2014-15 was on the execution of four key strategic priorities: strengthen and simplify the portfolio, tighten strategies and business models, improve product innovation, and drive cost savings and productivity improvements.

	Original FY 2014-15 Targets[1]	FY 2014-15 Actuals
Organic Sales Growth[2]	Low to Mid Single Digits	1%
Core EPS Growth[2]	Mid Single Digits	-2%
Adjusted Free Cash Flow Productivity[2]	≥ 90%	102%

1 The targets above reflect the original FY 2014-15 financial guidance provided by the Company on August 1, 2014. This guidance was subsequently revised during the fiscal year, primarily due to extraordinarily high impacts from foreign exchange rates; however, as further detailed on page 28, the original guidance numbers were used to establish the STAR targets for the Company Performance Factor.

2 Please see Exhibit A for a reconciliation of non-GAAP measures, including Organic Sales Growth, Core EPS Growth, and Adjusted Free Cash Flow Productivity.

Organic Sales Growth was 1%. This was at the low end of the original target range primarily due to trade inventory corrections in China, continued challenges in the Beauty business, and soft market shares in some country category combinations. Core earnings per share (“EPS”) Growth was below target at -2% primarily due to the negative impact of foreign exchange (-13% or -$1.5 billion), the largest foreign exchange impact in Company history.

The Company took two important steps to address the foreign exchange challenges. First, where feasible, the Company increased prices. Second, the Company accelerated work on savings across all elements of cost: cost of goods sold, non-manufacturing overhead, and marketing. The Company delivered $1.5 billion in cost of goods savings, spanning materials, manufacturing, and logistics. This savings exceeded the target annual run rate by $300 million.

The Company continued to accelerate overhead reduction. In February 2012, we announced a targeted 10% reduction of non-manufacturing enrollment by June 2016. As of June 30, 2015, we reduced roles by 21%, more than double the original objective, one year sooner.

Adjusted Free Cash Flow Productivity was 102%, ahead of target. These cash results enabled a 3% increase in the quarterly dividend and $4.6 billion in share repurchase. For the fiscal year, the Company effectively returned nearly $12 billion to shareholders.

Including the Company’s previously announced agreement to merge 43 Beauty brands with Coty, Inc., the Company has substantially completed plans for the strategic portfolio reshaping announced in August 2014. By the close of the Coty transaction, which is expected to occur in the second half of 2016, the Company will have focused our portfolio on 10 categories and 65 brands (from 16 categories and 165 brands).

CEO Compensation for FY 2014-15

The Chief Executive Officer’s compensation is determined by the C&LD Committee with objective input from the C&LD Committee’s independent compensation consultant, Frederic W. Cook & Co. The C&LD Committee reviews and considers the following when making compensation decisions for the Chief Executive Officer:

•	benchmarked data and compensation opportunities for chief executive officers in the Peer Group (defined beginning on page 26);

•	Company financial results and total shareholder returns;

•	executive leadership development;

•	personal contributions, experience, and leadership; and

•	the total compensation package, including the cost to the Company of all retirement programs, benefits, and executive benefits.

Mr. Lafley’s FY 2014-15 Compensation Highlights

The C&LD Committee set Mr. Lafley’s compensation for FY 2014-15 at the same level as in FY 2013-14. The C&LD Committee believed this compensation package was still appropriate considering the total compensation opportunity for chief executive officers in the Peer Group.

•	Salary. Mr. Lafley’s base salary remained at $2,000,000.

•

STAR Annual Bonus Program. Mr. Lafley’s STAR Target remained set at 250% of salary. His STAR payout was $3,290,000, which is approximately 66% of Target based on the one-year company results as described above.

•

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive opportunity comprised of a Key Manager Stock Grant and a PSP award for Mr. Lafley, with a total grant date fair value of $12,206,839. Approximately 50% of the total long-term incentive value is in the PSP, with payout for the grant made in FY 2014-15 to be made in August 2017 and to be based on achievement of the four performance goals described on page 31. The compensation to be realized from the Key Manager Stock Grant will depend on the Company’s future stock price.

Executive Compensation Practices

Our executive compensation practices support good governance and mitigate excessive risk-taking.

What We Do:

Significant share ownership and share holding requirements are in place for senior executives.

Multiple performance metrics under STAR and PSP discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company.

Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

Double Trigger. Time-based equity awards do not vest solely on account of a change-in-control (requires a qualifying termination following a change-in-control).

Engagement of an Independent Advisor. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason. Additionally, the stock plan allows recovery of proceeds from stock transactions if a participant violates certain plan provisions.

What We Do Not Do:

No employment contracts with executives containing special severance payments such as golden parachutes.

No special executive retirement programs and no severance programs that are specific to executive officers.

No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

No excessive perquisites for executives.

No hedging or engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, and other derivative transactions.

No re-pricing or backdating stock options.

Say on Pay Advisory Vote Outcome

In October 2014, shareholders approved the Company’s Say on Pay proposal, with 95.39% of votes cast in favor of the compensation paid to the NEOs. The Company considers this vote a positive endorsement of its executive compensation practices and decisions. The shareholders’ overwhelming support of the Company’s executive compensation program is one factor that contributed to the C&LD Committee’s decision not to make significant changes to the Company’s current executive compensation programs, principles, and policies. In addition, the Company routinely engages with investors to understand their issues and perspectives on the Company, including executive compensation practices. The C&LD Committee will continue to consider results from the annual shareholder advisory votes, including the next vote on October 13, 2015, as well as other shareholder input, when reviewing executive compensation programs, principles, and policies.

We design compensation programs to motivate executives to achieve the Company’s fundamental and overriding objective – to create value for our shareholders at leadership levels on a consistent long-term basis. As such, we encourage shareholders to support the Company’s advisory Say on Pay resolution, which can be found on page 55 of this proxy statement.

End of Executive Summary

Our Compensation Objectives

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. To accomplish this goal, the C&LD Committee designs executive compensation programs that:

•

Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while discouraging excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others.

•	Pay Competitively by setting target compensation opportunities to be competitive with other multinational corporations of similar size, value, and complexity.

•

Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Emphasizing Pay for Performance

Our executive compensation program consists of four key components: salary, STAR, and two long-term incentive equity programs – PSP and the Key Manager Stock Grant. For FY 2014-15 these four components constituted approximately 86% on average of each NEO’s total compensation. The remaining 14% consisted of retirement and other benefits.

We design our programs so that NEO compensation varies by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). We believe that such variation is necessary to: (1) strike the appropriate balance between short- and long-term business goals; (2) encourage appropriate behaviors and discourage excessive risk-taking; and (3) align the interests of the Company’s executives with our shareholders.

While salary is considered fixed, salary progression over time is based on individual performance. The remaining compensation components vary based on the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. This mix of components is designed to incent both individual accountability and collaboration to build long-term shareholder value. The charts below show the average mix of the key components of FY 2014-15 NEO compensation by type, length, and form.

Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded. For example, over the previous 10 years, the average STAR payout for NEOs ranged from a low of 67% of target to a high of 145% of target, and the Company’s long-term performance program payout ranged from a low of 20% of target to a high of 120% of target. These payouts were based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that underlies our compensation programs.

Paying Competitively

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at 25 companies considered to be our peers, based on criteria described below (“Peer Group”). The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar jobs at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. The C&LD Committee makes appropriate adjustments for differences in revenue size within the Peer Group. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue and market capitalization compared to our Peer Group.

The Peer Group is objectively determined and consists of global companies that generally meet the following criteria:

•	Have revenue comparable to the Company ($83 billion in FY 2013-14) and/or market capitalization comparable to the Company (approximately $242 billion as of December 2014);

▪	Peer Group revenues range from $17 billion to $474 billion with a median of $71 billion; and

▪	Peer Group market capitalization ranges from $42 billion to $367 billion with a median of $131 billion.

•	Compete with the Company in the marketplace for business and investment capital;

•	Compete with the Company for executive talent; and

•

Have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to assure continuity from year to year. For FY 2014-15, there were no changes. The Peer Group currently consists of the following companies:

3M	Colgate-Palmolive	General Electric	Kimberly-Clark	Pfizer
AT&T	ConocoPhillips	Hewlett-Packard	Lockheed Martin	Target
Boeing	Du Pont	Home Depot	Merck	United Technologies
Chevron	Exxon Mobil	IBM	Mondelez	Verizon Communications
Coca-Cola	Ford Motor Co.	Johnson & Johnson	PepsiCo	Wal-Mart Stores

While the target total compensation for our NEOs is set considering the size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on the NEO’s experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Focus on Long-Term Success

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Stock Option Exercise Holding Requirement.

The Executive Share Ownership Program requires the CEO to own shares of Company stock and/or RSUs (including granted Performance Stock Units (“PSUs”)) valued at a minimum of eight times salary. Mr. Lafley currently holds approximately 30 times salary. All other NEOs must own stock and/or RSUs (including granted PSUs) valued at a minimum of four or five times salary, depending on the NEO’s role. The C&LD Committee annually reviews these holdings, and in 2015 each NEO exceeded these requirements.

The Stock Option Exercise Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options. The holding requirement applies when an executive, including an NEO, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises for at least two years, and the other NEOs are required to hold net shares received from option exercises for at least one year. The holding requirement does not apply to incentive plan awards that executives elect to take as stock options instead of cash or unrestricted stock.

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. We collect and analyze data from the Peer Group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position within our peer group, adjusted for size using a regression analysis of Peer Group revenues, to set a salary range mid-point and a target for STAR, as a percentage of salary (“STAR Target”).

Salary

Mr. Lafley’s annualized salary remained at $2,000,000 for FY 2014-15. The salary for Mr. Moeller also remained unchanged at $850,000. The C&LD Committee approved a 6.5% increase to bring Mr. Taylor’s salary to $980,000, recognizing his strong contributions and increased responsibility during the fiscal year for the Beauty business. The C&LD Committee also approved a 4.3% increase to bring Mr. Riant’s salary to $960,000 and a 5.3% increase to bring Mr. Ciserani’s salary to $800,000, each in recognition of their continued contributions to the base business and their support of simplification of the business portfolio.

STAR Annual Bonus

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results, but also includes a component that measures the performance of the Company as a whole. STAR awards are generally paid in cash, but executives can also elect to receive their awards in stock options or deferred compensation.

STAR awards are calculated using the following formula:

The basis for each element of STAR is:

•	STAR Target. The C&LD Committee sets STAR Targets as a percentage of salary for NEOs, using annual bonus benchmarks for similar positions in our Peer Group.

•

Business Unit Performance Factor. The CEO, CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors for each business unit, based on review of a retrospective assessment of the performance of each of the 21 business units against seven metrics: operating TSR, organic sales growth, operating profit growth, adjusted free cash flow productivity, market share, productivity, and internal controls. This assessment is compared to each business unit’s role in the portfolio, reflecting the different industries in which the Company’s businesses compete and their growth potential. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 53% and 167%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of all the global business units (“GBU”) and selling and market operations (“SMO”) Business Unit Performance Factors in order to align all organizations with the seven metrics.

The Business Unit Performance Factor for NEOs who lead sectors is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the sectors for purposes of compensation.

•

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Company Performance Factor to encourage a balanced focus on both top-line and bottom-line results and to encourage collaboration among the business units. The Committee establishes performance levels and a payout matrix that determine a Company Performance Factor between a minimum of 70% and a maximum of 130%.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

FY 2014-15 STAR Annual Bonus

Mr. Lafley’s STAR Target remained at 250% of salary for FY 2014-15. The STAR Targets for the other NEOs remained at 120% of salary.

At the beginning of FY 2014-15, the C&LD Committee established Organic Sales Growth and Core EPS Growth targets of 3% and 5%, respectively, to be used to compute the FY 2014-15 Company Performance Factor, and established a payout matrix that would generate a Company Performance Factor between 70% and 130% depending on the actual Organic Sales and Core EPS Growth achieved. Both Organic Sales Growth and Core EPS Growth were below target at 1% and -2%, respectively, resulting in a Total Company Performance Factor of 70%.

The C&LD Committee then reviewed the recommendations provided for the 21 different Business Unit Performance Factors and, after considering the performance of the total Company and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2014-15 STAR Awards
NEO	STAR Target	Business Unit Performance Factor	Total Company Performance Factor	STAR Award	STAR Award
	($)	(%)	(%)	($)	(% of Target)
A. G. Lafley	5,000,000	Committee Decision Based on Performance		3,290,000	66
Jon R. Moeller	1,020,000	Committee Decision Based on Performance		671,160	66
Giovanni Ciserani	960,000	89	70	598,080	62
Martin Riant	1,152,000	107	70	858,816	75
David Taylor	1,176,000	96	70	790,272	67

The C&LD Committee determined that a STAR award of $3,290,000 for Mr. Lafley, which is in line with the 66% Company average, was appropriate. With input from Mr. Lafley, the C&LD Committee also determined an appropriate award for Mr. Moeller would be $671,160 which is also in line with the 66% Company average.

The STAR awards recommended to the C&LD Committee for Messrs. Ciserani, Riant and Taylor were computed using the formula described on page 27 of this proxy.

Half of Mr. Ciserani’s Business Unit Performance Factor was based on the Fabric Care business that he directly manages, while the remainder of the factor was based on the weighted average of the businesses in the Fabric and Home Care sector. Based on the combination of the below-target Fabric Care results and the above-target results of the other businesses in the sector, Mr. Ciserani’s Business Unit Performance Factor is 89%.

Half of Mr. Riant’s Business Unit Performance Factor was based on Baby Care results, while the remainder of the factor was based on the weighted average of the businesses in the Baby, Family and Feminine Care sector. Mr. Riant’s Business Unit Performance Factor was 107% as a result of the combination of the slightly above-target Baby Care results and the on-target results of the other businesses in the sector.

Mr. Taylor’s Business Unit Performance Factor was based on the weighted average of the businesses in the Health & Grooming sector, which was 96%.

Long-Term Incentive Programs

The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: the PSP and the Key Manager Stock Grant.

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term compensation of comparable positions in the Peer Group, regressed for revenue size.

The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO and including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below the benchmarked target.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. Approximately half of each NEO’s annual long-term compensation is allocated to PSP via an Initial PSU Grant (as defined below). The other half is a Key Manager Stock Grant. The final grant date fair value of the awards may not reflect the 50/50 split between PSP and the Key Manager Stock Grant due to the final accounting valuations for stock awards (PSUs and RSUs) versus stock options.

Performance Stock Program

The PSP aligns the interests of the NEOs with shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to participants (“Initial PSU Grant”). The number of PSUs that vest at the end of the performance period will depend on Company results over the three-year period.

The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”): Organic Sales Growth, Core Before-Tax Operating Profit Growth, Core EPS Growth, and Adjusted Free Cash Flow Productivity. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in each category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. Using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to ensure a final payment under the program. At the end of each three-year performance period, the C&LD Committee multiplies the average of the four Performance Factors by the Initial PSU Grant to determine the vested PSUs. The formula is as follows:

PSUs vest at the earliest of the end of the three-year performance period or when the individual becomes retirement eligible, provided the NEO was an employee on June 30th following the grant date of the PSUs. Participants may elect to defer receipt of the shares of Common Stock by choosing to instead receive RSUs.

Key Manager Stock Grant

The Key Manager Stock Grant is the second component of the Company’s long-term incentive compensation for its senior executives. These awards are generally granted in stock options, but executives can elect to receive all or a portion of their grants in RSUs, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options are not exercisable (do not vest) until three years from the date of grant and expire ten years from the date of grant, or earlier as related to certain termination events. RSUs vest and are delivered in shares of Common Stock five years from the date of grant. In addition, NEOs must be employed on the June 30th following the grant date to retain the awards, even if they are retirement eligible. These awards focus executives on the long-term success of the Company, and the vesting restrictions enhance retention because employees who voluntarily resign from the Company during the specified vesting periods forfeit their grants.

FY 2014-15 Long-Term Incentive Grants

The following long-term incentive grants were made in FY 2014-15. Award amounts approved by the Committee vary from the grant date fair value shown in the table based on the grant date valuation factors as well as the stock option and RSU mix chosen by each NEO. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2014-15 Long-Term Incentive Grants
	PSP Grant		Key Manager Stock Grant			Total
NEO	PSUs	Grant Date Fair Value	Options	RSUs	Grant Date Fair Value	Grant Date Fair Value
	(#)	($)	(#)	(#)	($)	($)
A.G. Lafley	78,312	6,066,698	0	84,408	6,140,141	12,206,839
Jon R. Moeller	32,774	2,538,946	132,151	8,811	1,863,821	4,402,767
Giovanni Ciserani	24,786	1,920,129	136,850	0	1,266,359	3,186,488
Martin Riant	24,786	1,920,129	66,957	13,392	1,593,777	3,513,906
David Taylor	32,656	2,529,805	176,202	0	1,630,508	4,160,313

The C&LD Committee approved $12,000,000 in total long-term incentive value for Mr. Lafley in line with the previous year. When setting Mr. Lafley’s total compensation opportunity, the C&LD Committee considered his considerable experience and leadership in driving portfolio simplification, as well as the relative size and value of the Company within the Peer Group. The C&LD Committee approved an increase to Mr. Moeller’s total long-term incentive award to $5,016,000 which is slightly above the median long-term compensation opportunity of other CFOs in the Peer Group for companies of similar size. This increase reflects Mr. Moeller’s performance as CFO, his experience in role, and his contributions to Company results.

The C&LD increased the size of the long-term incentive awards for Messrs. Taylor, Riant, and Ciserani to bring their awards in line with jobs of similar size in our peer group. The increase in Mr. Taylor’s award to $5,007,000 also reflects his leadership and the addition of responsibility for the Beauty business. Messrs. Riant and Ciserani were awarded $3,802,800 and $3,844,550, respectively.

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2014-15, the C&LD Committee set the PSP Performance Factors listed below. The delivery of results against these factors will determine the ultimate payout for this portion of compensation.

PSP Goals for Performance Period July 1, 2014-June 30, 2017
Organic Sales Growth[1]		Core Before-Tax Operating Profit[2]		Core EPS[3]		Adjusted Free Cash Flow Productivity[4]
Percentile Rank in Peer Group	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor
100th	200%	≥ 8.0	200%	≥ 9.0	200%	≥ 115	200%
86th	167%	7.0	167%	8.0	167%	107	167%
71st	133%	6.0	133%	7.0	133%	98	133%
Target 57th	100%	Target 5.0	100%	Target 6.0	100%	Target 90	100%
43rd	67%	4.0	67%	5.0	67%	82	67%
29th	33%	3.0	33%	4.0	33%	73	33%
≤14th	0%	≤ 2.0	0%	≤ 3.0	0%	≤ 65	0%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures, foreign exchange and (as appropriate) certain other items from year-over-year comparisons, and will be based on the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies.

2 Core Before-Tax Operating Profit will be based on the 3-year compound annual growth rate of Before-Tax Operating Profit, adjusted for certain items that are not deemed to be part of the Company’s sustainable results.

3 Core EPS Growth is a measure of the Company’s diluted net earnings per share from continuing operations growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate.

4 Adjusted Free Cash Flow Productivity achieved will be based on the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the sum of Capital Expenditures divided by the sum of the Net Earnings excluding (as appropriate) certain charges.

Looking Back: Realized Pay for PSUs Granted in FY 2012-13

In addition to setting the Performance Goals for the next three years, the C&LD Committee reviewed the results for the Performance Period (July 1, 2012 to June 30, 2015). The C&LD Committee reviewed these results against the goals established at the beginning of the Performance Period to determine the realized pay for each NEO.

PSP Performance for July 1, 2012-June 30, 2015
Performance Factor	Target	Actual	Payout
Organic Sales Growth Percentile Rank in Peer Group[1]	57th	14th	0%
Core Before-Tax Operating Profit Growth[2]	4.3%	-0.6%	0%
Core EPS Growth[3]	5.3%	2.8%	17%
Adjusted Free Cash Flow Productivity[4]	90%	95%	120%
PSP Payout (Average of Performance Factors)			34%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons, and is based on the percentile rank within a peer group of directly competitive consumer product companies of the 3-year compound annual growth rate.

2 Core Before-Tax Operating Profit Growth is based on the 3-year compound annual growth rate of Before-Tax Operating Profit Growth, adjusted for incremental restructuring, Venezuelan charges and balance sheet adjustments, and charges for certain European legal matters.

3 Core EPS Growth is a measure, based on the 3-year compound annual growth rate, of the Company’s diluted net earnings per share from continuing operations growth, adjusted for incremental restructuring, Venezuelan charges and balance sheet adjustments, and charges for certain European legal matters.

4 Adjusted Free Cash Flow Productivity achieved is based on the 3-year sum of Operating Cash Flow excluding certain divestiture impacts less the sum of Capital Expenditures divided by the sum of the Net Earnings excluding impairment charges on the Batteries business and the Venezuelan deconsolidation charge.

Based on results delivered, the NEOs received PSP payouts at 34% of target, which resulted in the following PSU awards for each NEO. Mr. Lafley did not receive a FY 2012-13 PSP grant because he was not employed by the Company at that time.

1 The value of PSUs at target and awarded was calculated by multiplying the number of PSUs by the Company stock price as of June 30, 2015. These PSUs will deliver in shares of Common Stock or RSUs (as elected by the participants) in August 2015.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. On June 9, 2015, the C&LD Committee granted retention awards of $1,000,000 to Mr. Moeller and $2,000,000 to Mr. Ciserani. Each award is subject to three-year cliff vesting and is forfeitable until June 9, 2018.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in PST (including the NEOs) do not receive their full contribution due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under PST and what would have otherwise been contributed under PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly their PST Restoration RSUs become non-forfeitable after five years of service.

In addition, some individuals who should participate in the PST are ineligible due to their work location (including Mr. Ciserani). As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“IRA”). Messrs. Ciserani and Riant participate in this program.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (2%) of total compensation for the NEOs during FY 2014-15.

Benefits that safeguard senior executives, such as home security systems, secured workplace parking, and an annual physical health examination, are available to NEOs, as needed. While Company aircraft are generally used for Company business only, for security reasons the Chief Executive Officer is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft as part of a longer business trip. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouse/guests may join flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to the NEO, the NEO is responsible for paying the taxes on that income; however, the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. We also reimburse NEOs for the cost of some tax preparation and financial counseling to minimize distractions, keep NEOs’ attention focused on Company business, and assure accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to annual salary rate plus STAR Target up to $5,000,000). Also, to further increase executive efficiency, we provide limited local transportation within Cincinnati. The C&LD Committee reviews these arrangements regularly to assure they continue to fulfill business needs and remain reasonable versus market practice.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary, because most executives have spent the majority of their professional careers with the Company and have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to its executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual salary, calculated based on years of service.

Other Key Compensation Program Features

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

Engagement of Independent Adviser

The C&LD Committee renewed its agreement with Frederic W. Cook & Co., to advise it on various compensation matters, including Peer Group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. Prior to the renewal, the C&LD Committee evaluated the independence of Frederic W. Cook & Co., taking into account any relationships with the Company’s directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Frederic W. Cook & Co. is an independent advisor. Under the terms of its agreement with the C&LD Committee, Frederic W. Cook & Co. is prohibited from doing any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Frederic W. Cook & Co. The C&LD Committee generally meets with its independent compensation consultant in an Executive Session at regularly scheduled C&LD Committee meetings.

Company management uses a separate compensation consultant, Meridian Compensation Partners, LLC, to provide compensation advice, competitive survey analysis, and other benchmark information related to trends and competitive practices in executive compensation.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Governing Plans, Timing, Pricing, and Vesting of Stock-Based Grants

All grants of stock options, PSUs, restricted stock and/or RSUs made to employees and non-employee directors after October 14, 2014, are made under The Procter & Gamble 2014 Stock and Incentive Compensation Plan (“2014 Plan”). The 2014 Plan was approved by Company shareholders at the October 14, 2014, annual shareholder meeting. Previous grants were made under The Procter & Gamble 1992 Stock Plan, The Procter & Gamble 1993 Non-Employee

Directors’ Stock Plan, The Procter & Gamble Future Shares Plan, The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (“2001 Plan”), The Procter & Gamble 2003 Non-Employee Directors’ Plan, The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), The Gillette Company 2004 Long-Term Incentive Plan (“2004 Gillette Plan”), and the 2013 Non-Employee Directors’ Plan. The 1992, 1993, 2001, 2003, 2009, 2013, and 2014 Plans were approved by Company shareholders. The 2004 Gillette Plan was approved by Gillette shareholders and adopted by the Company in 2005 as part of our merger with The Gillette Company.

The 2014 Plan contains a vesting provision commonly known as a “second trigger,” which limits accelerated vesting in the event of a change in control. Time-based awards assumed as part of a change in control would only vest for involuntary terminations of employment for reasons other than cause and for terminations of employment for good reason. Performance awards not assumed as part of a change in control would be paid at the target level.

With the exception of any special equity awards discussed on page 33 of this proxy statement, the Company grants stock, PSUs, RSUs, and stock options on dates that are consistent from year to year. If the C&LD Committee changes a grant date, it is done in advance and only after careful review and discussion. The pre-established grant dates for the programs are as follows: PST Restoration and IRP, first Thursday in August; STAR, last business day on or before September 15; and PSP and Key Manager Stock Grants, last business day of February (and, if necessary for corrections, on the last business day on or before May 9).

The Company has never re-priced stock options and is not permitted to do so without prior shareholder approval. The Company does not backdate stock options. We use the closing price of the Common Stock on the date of grant to determine the grant price for executive compensation awards. However, because the PST uses the value of shares based on the average price of Common Stock for the last five days in June, the grants of RSUs made under the PST Restoration Program and IRP follow this same grant price practice.

Mitigation of Excessive Risk-Taking

Recoupment & Clawback

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under the 2014 Plan and prior plans to suspend or terminate any outstanding stock options if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2014 and 2009 Plans have a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the one-month period following public earnings announcements or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Additional Information

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the Company deductibility of executive compensation paid to certain NEOs to $1,000,000 per year, but contains an exception for certain performance-based compensation. Stock options awarded under the Key Manager Stock Grant, as well as awards granted under STAR and PSP programs, satisfy the performance-based requirements for deductible compensation.

While the C&LD Committee’s general policy is to preserve the deductibility of compensation paid to the NEOs, the C&LD Committee nevertheless may authorize payment of compensation that might not be deductible if it believes the payment of such compensation is in the best interests of the Company and its shareholders. In addition, in certain years, individuals may receive non-deductible payments resulting from awards made prior to becoming an NEO.

Executive Compensation Changes for FY 2015-16

The C&LD Committee reviewed the competitiveness of total annual cash compensation for the CEO, CFO, and Group Presidents at its June 9, 2015, meeting. The Committee increased the salary of Mr. Moeller from $850,000 to $950,000, effective July 1, 2015, taking into consideration his tenure of 6.5 years as CFO, his strong performance, and his total cash opportunity versus peer group CFOs. This positions his total cash slightly above the 2014 peer median total compensation and maintains a STAR Target at 120% of salary – consistent with the target percentage for Sector Group Presidents. The Committee also increased the salary of Mr. Ciserani from $800,000 to $850,000, effective August 1, 2015, in line with competitive market data and to recognize his performance.

On July 28, 2015, the Board elected Mr. Taylor as President and Chief Executive Officer of the Company and elected Mr. Lafley as Executive Chairman of the Board, both effective November 1, 2015. Accordingly, as of November 1, Mr. Taylor’s salary will increase to $1,600,000, his STAR target will increase to 200% of salary, and his long-term incentive opportunity will be valued at $11,000,000, with approximately 50% of the long-term incentive value in the PSP and 50% in the Key Manager Stock Grant. Also effective November 1, Mr. Lafley’s salary will decrease to $1,250,000, his STAR target will be 150% of salary, and his long-term incentive opportunity will be valued at $6,000,000, with approximately 50% of the long-term incentive value in the PSP and 50% in the Key Manager Stock Grant. The payout for the PSP grants made in FY 2015-16 will be made in August 2018 and will be based on the achievement goals established for the three year performance cycle. The compensation to be realized from the Key Manager Stock grants will depend on the Company’s future stock price.

At its August 11, 2015 meeting, the C&LD Committee elected to introduce a new P&G Transformation Factor that will be applied to the FY 2015-16 STAR program. The Factor is intended to recognize the need for the entire leadership team to support multiple simultaneous transformation initiatives in several major areas. This P&G Transformation Factor will be determined retrospectively by the STAR Committee by assessing performance during the fiscal year on various metrics related to Portfolio Execution, Commercial and Organization Design Changes, Supply Chain Reinvention, and Compliance activities and will payout as a multiplier in the range of 70% to 130%. This factor is anticipated to continue into FY 2016-17.

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs, for the fiscal years shown.

Summary Compensation

FY 2014-15 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[4]	All Other Compen- sation[5]	Total
		($)	($)	($)	($)	($)	($)	($)

A. G. Lafley[6]	2014-15	2,000,000	3,290,000	12,407,790	0	0	588,831	18,286,621
Chairman of the Board, President	2013-14	2,000,000	4,400,000	12,230,582	0	0	873,771	19,504,353
and Chief Executive Officer	2012-13	217,391	1,632,000				187,264	2,036,655

Jon R. Moeller	2014-15	850,000	671,160	4,212,468	1,222,877	0	87,850	7,044,355
Chief Financial Officer	2013-14	850,000	897,600	3,908,749	1,295,683	0	65,830	7,017,862
	2012-13	850,000	1,066,257	2,792,554	1,092,006	0	67,757	5,868,574

Giovanni Ciserani[7]	2014-15	796,667	598,080	3,895,797	1,266,359	8,000	538,172	7,103,075
Group President - Global Fabric	2013-14	755,833	938,995	1,705,374	1,160,129	226,000	356,281	5,142,612
and Home Care

Martin Riant[8]	2014-15	936,667	858,816	3,028,673	619,595	1,026,000	458,466	6,928,217
Group President - Global Baby,	2013-14	907,500	845,222	2,475,696	580,065	914,000	1,595,401	7,317,884
Feminine and Family Care

David Taylor	2014-15	945,000	790,272	2,664,167	1,630,508	0	71,795	6,101,742
Group President - Global Beauty,
Grooming and Health Care

1 For FY 2014-15, Bonus reflects FY 2014-15 STAR awards that will be paid on September 15, 2015. Each NEO who participated in STAR can elect to take his STAR award in cash, deferred compensation, or stock options. For FY 2014-15, Mr. Lafley chose to take his STAR award as deferred compensation. Messrs. Riant and Taylor elected stock options. Messrs. Ciserani and Moeller took their awards in cash.

2 For FY 2014-15, Stock Awards include the grant date fair value of any PST Restoration Program and International Retirement Plan awards and the PSUs granted in February 2015 under the PSP. For Messrs. Lafley, Moeller, and Riant, FY 2014-15 Stock Awards also include the grant date fair value of RSUs granted in February 2015 under the Key Manager Stock Grant. Messrs. Ciserani’s and Moeller’s FY 2014-15 Stock Awards also include the Special Equity Award described on page 33. The amount shown is determined in accordance with FASB ASC Topic 718, and pursuant to SEC rules, exclude the impact of forfeitures related to service-based vesting conditions. Please see Note 8 to the Consolidated Financial Statements contained in the Company’s 2015 Annual Report on Form 10-K for more information. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 31-35 of the Compensation Discussion & Analysis.

3 Option Awards for FY 2014-15 include the grant date fair value of each Key Manager Stock Grant, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 8 to the Consolidated Financial Statements contained in the Company’s 2015 Annual Report on Form 10-K. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see page 31 of the Compensation Discussion & Analysis.

4 This column reflects aggregate changes in the actuarial present value of Messrs. Ciserani’s and Riant’s pension benefits under all defined benefit and actuarial pension plans. None of the other NEOs has a pension plan. None of the NEOs had above-market earnings on deferred compensation.

5 Please see the table below for information on the numbers that comprise the All Other Compensation column.

6 Mr. Lafley’s total compensation for FY 2012-13 reflects the time worked between May 23, 2013, when he was re-hired as CEO, and June 30, 2013.

7 Mr. Ciserani’s salary was established in U.S. dollars and received in Swiss francs based on a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

8 Mr. Riant’s salary was established in U.S. dollars and received in Singapore dollars based on a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

All Other Compensation
Name and Principal Position	Year	Retirement Plan Contributions[i]	Executive Group Life Insuranceii	Flexible Compensation Program Contributionsiii	Expatriate, Relocation and Tax Equalization Paymentsiv	Service Agreements	Executive Benefits[v]	Totalvi
		($)	($)	($)	($)	($)	($)	($)
A. G. Lafley	2014-15	29,392	15,650	2,600	2,902	0	538,287	588,831
Chairman of the Board, President	2013-14	29,122	13,636	0	4,042	0	826,971	873,771
and Chief Executive Officer	2012-13	0	18,167	0	0	94,838	74,259	187,264
Jon R. Moeller	2014-15	52,431	4,507	4,512	0	0	26,400	87,850
Chief Financial Officer	2013-14	52,058	4,097	3,788	0	0	5,887	65,830
	2012-13	51,688	3,621	3,713	0	0	8,735	67,757
Giovanni Ciserani	2014-15	0	4,845	5,150	528,177	0	0	538,172
Group President - Global Fabric	2013-14	0	3,729	5,050	347,502	0	0	356,281
and Home Care
Martin Riant	2014-15	52,431	1,926	5,150	394,959	0	4,000	458,466
Group President - Global Baby,	2013-14	52,058	1,667	5,050	1,535,691	0	935	1,595,401
Feminine and Family Care
David Taylor	2014-15	52,431	1,992	5,150	0	0	12,222	71,795
Group President - Global Beauty,
Grooming and Health Care

i Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. Mr. Ciserani receives IRP RSUs in lieu of a PST contribution. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii Under the Executive Group Life Insurance Program (“EGLIP”), the Company offers key executives who have substantially contributed to the success and development of the business, and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2014 and calendar year 2015, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2014 and 2015 under these policies were as follows: Mr. Lafley, $0, Mr. Moeller, $48,060, Mr. Ciserani, $45,603, Mr. Riant, $55,323, and Mr. Taylor, $63,621. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv The amounts shown are for fees paid by the Company for services provided to assist these executives with issues related to tax equalization payments and storage and delivery associated with past expatriate assignments, and for tax equalization payments made by the Company to cover incremental taxes required in connection with the NEO’s prior expatriate assignments. Mr. Lafley’s tax equalization payments resulted from his previous assignment in Japan. Mr. Riant’s payments for expatriate assignment expenses resulted from his current assignment in Singapore. They were paid in Singapore dollars and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month. Mr. Ciserani’s payments for tax equalization and expatriate assignment expenses resulted from his current assignment in Switzerland. Expenses were paid in Swiss francs and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

v In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. While Company aircraft is generally used for Company business only, the CEO is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, the CEO may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Lafley’s personal use of the Company aircraft during FY 2014-15, including the costs associated with travel to outside board meetings not fully reimbursed by the other company, and the costs associated with his travel between Florida and Cincinnati, due to his need to work in Cincinnati while retaining his primary residence in Florida, were $512,040. Messrs. Moeller, Ciserani, Riant, and Taylor are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. The aggregate incremental aircraft usage costs associated with Mr. Moeller’s personal use of the Company aircraft during FY 2014-15 were $17,920. Mr. Taylor utilized the Company aircraft for personal travel and/or guest accompaniment when the aircraft was scheduled for business purposes, but there was no incremental cost to the Company associated with these trips. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each NEO is a member. This donation was funded from general corporate assets, and the NEOs derived no financial benefits from this donation because this charitable deduction accrues solely to the Company.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2014-15.

Grants of Plan-Based Awards
Name/Plan Name	Grant Date[1]	Compensation & Leadership Development Committee Action Date				All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold (#)	Target (#)	Maximum (#)
A. G. Lafley
Key Manager RSUs[4]	02/27/2015	02/10/2015				84,408			6,140,141
PSUs[5]	02/27/2015	02/10/2015	0	78,312	156,624				6,066,698
PST Restoration RSUs[6]	08/07/2014	06/10/2014				2,544			200,951
Jon R. Moeller
Key Manager Options[7]	02/27/2015	02/10/2015					132,151	85.13	1,222,877
Key Manager RSUs[8]	02/27/2015	02/10/2015				8,811			640,944
PSUs[5]	02/27/2015	02/10/2015	0	32,774	65,548				2,538,946
PST Restoration RSUs[6]	08/07/2014	06/10/2014				1,551			122,513
Special Equity Award[9]	06/09/2015	06/09/2015				12,675			910,065
Giovanni Ciserani
Key Manager Options[7]	02/27/2015	02/10/2015					136,850	85.13	1,266,359
PSUs[5]	02/27/2015	02/10/2015	0	24,786	49,572				1,920,129
IRP RSUs[10]	08/07/2014	06/10/2014				1,970			155,610
Special Equity Award[9]	06/09/2015	06/09/2015				25,349			1,820,058
Martin Riant
Key Manager Options[7]	02/27/2015	02/10/2015					66,957	85.13	619,595
Key Manager RSUs[8]	02/27/2015	02/10/2015				13,392			974,182
PSUs[5]	02/27/2015	02/10/2015	0	24,786	49,572				1,920,129
PST Restoration RSUs[6]	08/07/2014	06/10/2014				1,701			134,362
STAR Stock Options[11]	09/15/2014	06/10/2014					60,467	83.87	621,750
David Taylor
Key Manager Options[7]	02/27/2015	02/10/2015					176,202	85.13	1,630,508
PSUs[5]	02/27/2015	02/10/2015	0	32,656	65,312				2,529,805
PST Restoration RSUs[6]	08/07/2014	06/10/2014				1,701			134,362
STAR Stock Options[11]	09/15/2014	06/10/2014					65,054	83.87	668,915

1 Grant dates for equity awards are consistent from year to year, as described on pages 34-35 of this proxy statement.

2 The options granted were awarded using the closing price of the Company stock on the date of the grant.

3 This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

4 These units will deliver in shares in ten annual installments commencing February 27, 2020.

5 For awards granted under the Performance Stock Plan, see page 31 of the Compensation Discussion & Analysis for applicable performance measures. These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares in August 2017 unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

6 For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

7 These options are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will become exercisable on February 27, 2018, and expire on February 27, 2025.

8 These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares on February 27, 2020.

9 This award is forfeitable until June 9, 2018.

10 For awards granted under the IRP, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

11 These options are nonforfeitable, and will become exercisable on September 15, 2017, and expire on September 15, 2024.

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2014-15.

Outstanding Equity at Fiscal Year-End Table
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
A. G. Lafley
	02/28/2006	370,441		60.5000	02/28/2016
	02/28/2007	579,906		63.4900	02/28/2017
	02/29/2008	480,783		66.1800	02/28/2018
	02/27/2009	566,177		48.1700	02/27/2019
	02/28/2014							84,753	6,631,075(2)
	02/27/2015							78,312	6,127,131(4)
Jon R. Moeller
	02/28/2007	58,720		63.4900	02/28/2017
	02/29/2008	56,709		66.1800	02/28/2018
	02/27/2009	97,572		48.1700	02/27/2019
	02/26/2010	82,965		63.2800	02/26/2020
	02/28/2011	107,058		63.0500	02/28/2021
	02/28/2011					7,931	620,521
	02/29/2012	122,187		67.5200	02/28/2022
	02/29/2012					8,146	637,343
	02/28/2013		127,987	76.1800	02/28/2023
	02/28/2013					8,533	667,622
	08/13/2013					12,246	958,127
	02/28/2014		130,626	78.6600	02/28/2024
	02/28/2014					8,709	681,392(1)
	02/28/2014							32,164	2,516,511(2)
	02/27/2015		132,151	85.1300	02/27/2025
	02/27/2015					8,811	689,373(3)
	02/27/2015							32,774	2,564,238(4)
	06/09/2015					12,675	991,692
Giovanni Ciserani
	09/24/2001	18,180		36.9750	09/24/2016
	02/28/2006	39,106		60.5000	02/28/2016
	02/28/2007	45,166		64.5500	02/28/2017
	02/29/2008	41,252		66.1800	02/28/2018
	02/27/2009	57,090		48.1700	02/27/2019
	02/26/2010	43,363		63.2800	02/26/2020
	02/28/2011	95,163		63.0500	02/28/2021
	02/29/2012	103,673		67.5200	02/28/2022
	02/28/2013		105,015	76.1800	02/28/2023
	02/28/2014		116,960	78.6600	02/28/2024
	02/28/2014							21,740	1,700,938(2)
	02/27/2015		136,850	85.1300	02/27/2025
	02/27/2015							24,786	1,939,257(4)
	06/09/2015					25,349	1,983,306

Outstanding Equity at Fiscal Year-End Table
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Martin Riant
	09/24/2001	41,570		34.5688	09/24/2016
	02/28/2006	41,720		60.5000	02/28/2016
	02/28/2007	47,252		63.4900	02/28/2017
	02/29/2008	24,933		66.1800	02/28/2018
	02/27/2009	36,330		48.1700	02/27/2019
	02/26/2010	37,532		63.2800	02/26/2020
	02/28/2011	47,582		63.0500	02/28/2021
	09/15/2011	36,283		62.7800	09/15/2021
	02/29/2012	48,134		67.5200	02/28/2022
	09/14/2012		87,683	69.1600	09/14/2022
	02/28/2013		52,508	76.1800	02/28/2023
	09/13/2013		57,767	79.0500	09/13/2023
	02/28/2014		58,480	78.6600	02/28/2024
	02/28/2014							21,740	1,700,938(2)
	09/15/2014		60,467	83.8700	09/15/2024
	02/27/2015		66,957	85.1300	02/27/2025
	02/27/2015							24,786	1,939,257(4)
David Taylor
	02/28/2007	39,377		63.4900	02/28/2017
	02/29/2008	49,865		66.1800	02/28/2018
	02/27/2009	72,660		48.1700	02/27/2019
	02/26/2010	71,113		63.2800	02/26/2020
	02/28/2011	98,335		63.0500	02/28/2021
	09/15/2011	16,338		62.7800	09/15/2021
	02/29/2012	103,673		67.5200	02/28/2022
	09/14/2012		43,045	69.1600	09/14/2022
	02/28/2013		108,297	76.1800	02/28/2023
	09/13/2013		74,520	79.0500	09/13/2023
	02/28/2014		116,960	78.6600	02/28/2024
	02/28/2014							21,740	1,700,938(2)
	09/15/2014		65,054	83.8700	09/15/2024
	02/27/2015		176,202	85.1300	02/27/2025
	02/27/2015							32,656	2,555,005(4)

1 The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
Grant Date	Vest Date	Grant Date	Vest Date
09/24/2001	09/24/2004	02/29/2012	02/28/2015
02/28/2006	02/28/2009	09/14/2012	09/14/2015
02/28/2007	02/28/2010	02/28/2013	02/28/2016
02/29/2008	02/28/2011	09/13/2013	09/13/2016
02/27/2009	02/27/2012	02/28/2014	02/28/2017
02/26/2010	02/26/2013	09/15/2014	09/15/2017
02/28/2011	02/28/2014	02/27/2015	02/27/2018
09/15/2011	09/15/2014

2 The following provides detail regarding the vesting date for RSU and PSU holdings included in the table. The Vest Date for RSUs indicates the date such units become nonforfeitable. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned.

Stock Awards
Grant Date	Vest Date
02/28/2011	02/28/2016
02/29/2012	02/28/2017
02/28/2013	02/28/2018
08/13/2013	50% 08/13/2016, 50% 08/13/2018
(1) 02/28/2014	02/28/2019
(2) 02/28/2014	06/30/2016
(3) 02/27/2015	02/27/2020
(4) 02/27/2015	06/30/2017
06/09/2015	06/09/2018

3 The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2015 ($78.24), by the number of PSUs or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during FY 2014-15 for the NEOs.

Option Exercises and Stock Vested
	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
A. G. Lafley[5]	02/28/2005	173,229	4,647,341
	02/26/2006	60,000	1,533,492
				08/07/2014	2,544	205,034
				02/27/2015	84,408	6,625,606

Jon R. Moeller	02/28/2006	43,665	1,108,803
				02/26/2010	7,902	673,227
				02/28/2013	10,266	803,212
				08/07/2014	1,551	125,003
Giovanni Ciserani	09/15/2000	16,794	924,982
				02/28/2013	6,428	502,927
				08/07/2014	1,970	158,772
Martin Riant[6]	09/15/2005	22,383	631,089
	02/28/2006	12,000	227,200
				02/28/2013	6,428	502,927
				08/07/2014	1,701	137,092
				02/27/2015	13,392	1,051,205
David Taylor	09/24/2001	13,796	659,790
	02/28/2006	30,579	792,583
				02/28/2013	6,428	502,927
				08/07/2014	1,701	137,092

1 The Number of Shares Acquired on Exercise is the gross number of shares acquired.

2 The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

3 Numbers of Shares Acquired on Vesting is the gross number of shares acquired. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

4 Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value is determined by the average of the high and low price on the vesting date.

5 Mr. Lafley’s February 2015 Key Manager Stock Grant vested June 30, 2015 because he is retirement eligible.

6 Mr. Riant’s February 2015 Key Manager Stock Grant vested June 30, 2015 because he is retirement eligible.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Messrs. Ciserani and Riant as of the end of FY 2014-15. None of the other NEOs had any such arrangements with the Company.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
Giovanni Ciserani	The Procter & Gamble Company Global IRA	20 years, 4 months	1,987,000	0
Martin Riant	The Procter & Gamble Company Global IRA[3]	22 years, 11 months	3,068,000	0
	The Procter & Gamble Pension Fund (UK)[4]	22 years, 11 months	4,084,000	0

1 Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 9 to the Consolidated Financial Statements contained in the Company’s 2015 Annual Report on Form 10-K.

2 The following provides the assumptions used in each plan to calculate present value:

Assumptions	Global IRA	UK Plan
Retirement Age	60	65
Discount Rate	4.24%	3.71%
Salary Increase Rate	4.75%	N/A
Social Security Increase Rate	2.00% (Italy) 3.25% (UK)	3.25%
Pension Increase Rate	N/A	3.00%
Pre-Retirement Decrements	None	None
Post-Retirement Mortality Table	RP 2014 using MP 2014 Projection Scale

 94% of CMI Self Administered Pension

Schemes  (“SAPS2”) “All” table projected forward based on an individual’s year of birth, with future mortality improvements in line with 2014 CMI Core Projections subject to a long-term improvement rate of 1.25% pa.

The following exchange rates as of June 30, 2015, were used to calculate present value:

U.S. $ 1.11910: Euro 1.00000

U.S. $ 1.57260: GBP 1.00000

3 Because Mr. Riant has reached age 55, he is eligible for early retirement under this plan. However, his benefits would be reduced by 5% for each year retirement precedes age 60. The earliest age at which he may retire with full benefits is age 60.

4 This calculation also includes $484,000, which is the present value of a contingent spouse’s pension benefit approximately equal to 50% of the participant’s pension payable at the participant’s death.

The Procter & Gamble Global International Retirement Arrangement (“Global IRA”)

The Global IRA is designed to provide retirement benefits to certain employees whose benefits are frozen under their home country pension plan(s) as a result of having been transferred away from their home country on a permanent basis. The Global IRA benefit is calculated in accordance with the following formula:

The Global IRA accounts for the differences in retirement benefits attributable to a higher salary at the time of retirement than at the time of transfer out of the home country. As such, the Global IRA is reduced on a dollar-for-dollar basis by any retirement pension benefit paid by either the Company or the government, and which was earned through the employee’s home country.

The Procter & Gamble Pension Fund (UK) (“UK Pension Plan”)

The UK Pension Plan is a defined benefit plan for employees whose home country was within the United Kingdom for all or a portion of their career. The UK Pension Plan provides for post-retirement payments based on the employee’s salary and years of service at the time of retirement. The UK Pension Plan benefit is calculated in accordance with the following formula:

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2014-15. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

Nonqualified Deferred Compensation Table
Name	Plan Name	Aggregate Balance at FYE ‘14 (6/30/14) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at FYE ‘15 (6/30/15) ($)
A. G. Lafley	Executive Deferred Compensation Plan	18,031,410	5,704,200			(355,188)	2,287,692		21,092,730	[2]
	Employee Stock and Incentive Compensation Plan[3]	39,726,786		6,604,802	[4]	586,399	4,544,127	[5]	42,373,860	[6]
	PST Restoration Program			200,951		2,827	16,764		187,014
Jon. R. Moeller	PST Restoration Program	853,469		122,513	[7]	24,494	7,818		992,658	[8]
Giovanni Ciserani	International Retirement Plan	1,000,056		155,610	[9]	27,205	6,851		1,176,020	[10]
Martin Riant	Executive Deferred Compensation Plan	1,335,979	187,333			72,267			1,595,579	[11]
	Employee Stock and Incentive Compensation Plan[3]	6,245,631		1,047,790	[12]	112,425	913,653	[13]	6,492,193	[14]
	PST Restoration Program	1,207,058		134,362	[7]	42,319	5,883		1,377,856	[15]
David Taylor	Executive Deferred Compensation Plan	1,560,087	48,500			20,226			1,628,813
	PST Restoration Program	1,475,108		134,362	[7]	45,702	9,027		1,646,145

1 Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

2 Total includes $11,150,000 previously reported in Summary Compensation Tables for prior years.

3 Amounts shown include awards granted under the terms of either The Procter & Gamble 1992 Stock Plan, The Procter & Gamble 2001 Stock and Incentive Compensation Plan, The Procter & Gamble 2009 Stock and Incentive Compensation Plan, or The Procter & Gamble 2014 Stock and Incentive Compensation Plan, depending on which plan was in effect at the time the NEO elected to defer the award.

4 Total reflects the 2015 Key Manager Stock Grant which became nonforfeitable on June 30, 2015 because Mr. Lafley is retirement eligible. This award is also reported in the Summary Compensation Table found on page 37 of this proxy statement.

5 Total includes the distribution of deferred compensation that Mr. Lafley elected upon his retirement in 2010.

6 All equity awards included in this total have been reported in Summary Compensation Tables between FY 1997-98 and FY 2013-14, during the years when Mr. Lafley was an NEO.

7 Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 37 of this proxy statement.

8 Total includes $514,693 previously reported in Summary Compensation Tables for prior years.

9 Total reflects registrant contributions in the form of RSUs pursuant to the International Retirement Plan, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 37 of this proxy statement.

10 Total includes $146,989 previously reported in Summary Compensation Tables for prior years.

11 Total includes $92,000 previously reported in Summary Compensation Tables for prior years.

12 Total reflects the 2015 Key Manager Stock Grant which became nonforfeitable on June 30, 2015 because Mr. Riant is retirement eligible. This award is also reported in the Summary Compensation Table found on page 37 of this proxy statement.

13 Total reflects the delivery of a 2010 Key Manager Stock Grant.

14 Total includes $788,078 previously reported in Summary Compensation Tables for prior years.

15 Total includes $129,233 previously reported in Summary Compensation Tables for prior years.

The NEOs are eligible to participate in EDCP. Under EDCP, a participant may defer up to 75% of base salary (an increase from 50% in prior years) and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

Key Manager Stock Grants made in the form of RSUs that vest prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors, including the Business Growth Program, which terminated on June 30, 2010, by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on page 33 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has at least five years of service. The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from their IRP accounts in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section  409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Company Encouraged Separation	Retirement or Disability	Change in Control	Death
Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None
STAR	No acceleration of awards. Eligible for award only if worked the entire year.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.
Key Manager Stock Grant	All outstanding awards forfeited at separation.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	Vesting accelerated for awards granted under the 2001 plan. For awards granted under the 2009 and 2014 plan, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.
PSP Grant	All outstanding awards forfeited at separation.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	Awards paid out at target at time of the Change in Control.	No acceleration of payment. All awards are retained subject to original terms.
Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable employee stock plan, including compliance with the Company’s Purpose, Values and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in PST and will retain all shares upon termination of employment regardless of reason. Mr. Ciserani is fully vested in the IRP. PST Restoration and IRP RSUs vest at the NEO’s fifth anniversary date. All NEOs are beyond their fifth anniversary date. Because Mr. Riant is retirement eligible, he is entitled to a Global IRA benefit value upon separation from the Company. Mr. Riant is also vested in his U.K. pension.

Salary and STAR bonuses deferred under EDCP, have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the Business Growth Program and PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 45 of this proxy statement.

Executive Benefits

•	Executive Group Life Insurance—Benefits are retained if employee is eligible for early retirement.

•	Financial Counseling—Employee may use the remaining balance until the end of the current calendar year for reimbursable charges under the program.

•	Unused Vacation—Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.

•	Other Programs—In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event triggering the treatment occurred on June 30, 2015.

Payments upon Termination or Change in Control
Name	Voluntary Separation or Termination for Cause ($)	Company Encouraged Separation ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)
A. G. Lafley
Salary	0	2,000,000	0	0	0
STAR[1]	0	0	0	0	0
Key Manager Stock Grant[2]	0	0	0	0	0
PSP[3]	0	12,758,206	12,758,206	12,758,206	12,758,206
Executive Group Life Insurance	0	0	0	0	5,000,000
Jon R. Moeller
Salary	0	850,000	0	0	0
STAR[1]	0	0	0	0	0
Key Manager Stock Grant[2]	0	3,559,904	3,559,904	3,559,904	3,559,904
PSP[3]	0	5,080,749	5,080,749	5,080,749	5,080,749
Special Equity Awards[4]	0	0	0	1,949,819	1,949,819
Executive Group Life Insurance	0	0	0	0	1,870,000
Giovanni Ciserani
Salary	0	800,000	0	0	0
STAR[1]	0	0	0	0	0
Key Manager Stock Grant[2]	0	216,331	216,331	216,331	216,331
PSP[3]	0	3,640,195	3,640,195	3,640,195	3,640,195
Special Equity Awards[4]	0	0	0	1,983,306	1,983,306
Executive Group Life Insurance	0	0	0	0	1,760,000
Martin Riant
Salary	0	960,000	0	0	0
STAR[1]	0	0	0	0	796,162
Key Manager Stock Grant[2]	0	108,166	108,166	108,166	108,166
PSP[3]	0	3,640,195	3,640,195	3,640,195	3,640,195
Executive Group Life Insurance	0	0	0	0	2,112,000
David Taylor
Salary	0	980,000	0	0	0
STAR[1]	0	0	0	0	390,849
Key Manager Stock Grant[2]	0	223,092	223,092	223,092	223,092
PSP[3]	0	4,255,943	4,255,943	4,255,943	4,255,943
Executive Group Life Insurance	0	0	0	0	2,156,000

1 STAR awards previously elected in stock options that would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2015.

2 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company encouraged separation, retirement, or disability, these events do not trigger any change in the original payment terms of the awards. The amounts shown for the Key Manager Stock Grant in the event of Company-encouraged separation, retirement or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2015 that would be retained at separation and payout according to the original terms and timing of the grants. Awards vest and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or for good reason.

3 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company-encouraged separation, retirement or disability, or death, these events do not trigger any change in the original payment terms of the awards. In the event of change in control, PSP will pay out at target on the date of the change in control. The amounts shown for the PSP Grants represent the value of the unvested PSUs as of June 30, 2015 that would be retained on the triggering event and pay out according to the original terms and timing of the grants.

4 Upon voluntary separation or termination, all outstanding awards would be forfeited. In the event of Company encouraged separation, retirement or disability, the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death or change in control with termination for reasons other than cause or for good reason.

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature		Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	158,709,017	[1]	5.90%

Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	147,039,654	[2]	5.44%

1 Based on information as of December 31, 2014 contained in a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting and dispositive power with respect to these shares.

2 Based on information as of December 31, 2014 contained in a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 4,658,004 shares, (ii) sole dispositive power with respect to 142,628,068 shares, and (iii) shared dispositive power with respect to 4,411,586 shares.

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on August 1, 2015:

Common Stock
Number of shares/options
	Amount and Nature of Beneficial Ownership
Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]
Francis S. Blake	533	0	0	533	[6]	0
Angela F. Braly	8,329	0	0	8,329	[6]	13,504
Kenneth I. Chenault	6,700	0	0	6,700	[6]	18,521
Giovanni Ciserani	12,217	449,421	0	461,638	[6]	39,326
Scott D. Cook	23,020	7,790	32,577	63,387	[6]	30,840
Susan Desmond-Hellmann	0	0	0	0	[6]	9,883
A.G. Lafley[7]	50,685	1,999,646	258,344	2,308,675	[6]	534,767
Terry J. Lundgren	2,657	0	530	3,187	[6]	5,190
W. James McNerney, Jr.	26,717	0	0	26,717	[6]	30,840
Jon R. Moeller[8]	49,590	653,337	0	702,927	[6]	87,135
Martin Riant	10,881	455,447	686	467,014	[6]	84,071
David Taylor	56,972	500,834	0	557,806	[6]	3,993
Margaret C. Whitman	0	0	11,075	11,075	[6]	9,883
Mary Agnes Wilderotter	0	0	0	0	[6]	15,488
Patricia A. Woertz	1,660	0	0	1,660	[6]	17,894
Ernesto Zedillo	5,785	3,760	0	9,545	[6]	31,185
31 Directors and executive officers, as a group	482,505	7,161,696	304,142	7,948,343	[6]	1,310,489

1 Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

2 Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust.

3 Total includes stock options that have vested or will vest within 60 days, any PSP awards (as described beginning on page 31) that will deliver as Common Stock in August 2015, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as Common Stock within 60 days.

4 This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the director or officer.

5 RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of Common Stock on a specific date in the future. Total includes any PSP awards that will deliver as RSUs in August 2015. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered.

6 Less than .086% for any one Director or NEO. Less than 0.294% for the Directors and executive officers, as a group.

7 Totals includes shares indirectly held by Mr. Lafley through his spouse, who was previously employed by the Company.

8 Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

Series A ESOP Convertible
Class A Preferred Stock Number of shares
Amount and Nature of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Francis S. Blake	—	—	—
Angela F. Braly	—	—	—
Kenneth I. Chenault	—	—	—
Giovanni Ciserani	—	—	—
Scott D. Cook	—	—	—
Susan Desmond-Hellmann	—	—	—
A.G. Lafley[3]	6,198	—	[2]
Terry J. Lundgren	—	—
W. James McNerney, Jr.	—	—	—
Jon R. Moeller[4]	12,858	—	[2]
Martin Riant	2,538	—	[2]
David Taylor	11,940	—	[2]
Margaret C. Whitman	—	—	—
Mary Agnes Wilderotter	—	—	—
Patricia A. Woertz	—	—	—
Ernesto Zedillo	—	—	—
31 Directors and executive officers, as a group	95,466	—	[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		8,480,001[5]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .027% for any NEO; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares. Less than .197% for the Directors and executive officers, as a group.

3 Total includes shares indirectly held by Mr. Lafley through his spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

5 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Series B ESOP Convertible
Class A Preferred Stock Number of shares
Amount and Nature of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Francis S. Blake	—	—	—
Angela F. Braly	—	—	—
Kenneth I. Chenault	—	—	—
Giovanni Ciserani	—	—	—
Scott D. Cook	—	—	—
Susan Desmond-Hellmann	—	—	—
A.G. Lafley	1,288	—	[2]
Terry J. Lundgren	—	—	—
W. James McNerney, Jr.	—	—	—
Jon R. Moeller	—	—	—
Martin Riant	96	—	—
David Taylor	169	—	[2]
Margaret C. Whitman	—	—	[2]
Mary Agnes Wilderotter	—	—	—
Patricia A. Woertz	—	—	—
Ernesto Zedillo	—	—	—
31 Directors and executive officers, as a group	2,212	—	[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		33,738,034[3]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .0024% for any NEO; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares. Less than .004% for the Directors and executive officers, as a group.

3 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of, and transactions in, Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. All Directors and officers complied with these requirements during the past fiscal year.

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Mr. Chenault meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 11 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the corporate governance section of the Company’s website at www.pginvestor.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;

•	Quality and integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s overall risk management profile;

•	Independent registered public accounting firm’s qualifications and independence;

•	Performance of the Company’s internal audit function and the independent registered public accounting firm;

•	Performance of the Company’s ethics and compliance function;

•	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2015, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2015, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met 8 times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2015. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2015 be included in our Annual Report on Form 10-K for 2015 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2016. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz, Chair

Frank S. Blake

Angela F. Braly

Kenneth I. Chenault

Susan Desmond-Hellmann

Mary Agnes Wilderotter

August 11, 2015

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2015. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2013-14	FY 2014-15
Audit Fees	$31,635	$31,270
Audit-Related Fees	6,048	8,506
Tax Fees	555	467
Subtotal	38,238	40,243
All Other Fees	746	1,070
Deloitte Total Fees	$38,984	$41,313

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

ITEM 1. ELECTION OF DIRECTORS

See pages 2-8 of this proxy statement

ITEM 2. PROPOSAL TO RATIFY APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2016. The Committee also selected and approved a new lead engagement partner responsible for the fiscal year ending June 30, 2016. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2015. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2015 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may still retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2016 is hereby ratified, confirmed, and approved.

ITEM 3. PROPOSAL FOR AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires the Board to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program rewards performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2014, shareholders approved the compensation paid to the NEOs with a FOR vote of 95.39%.

Our Compensation Discussion & Analysis, which begins on page 21 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay-for-performance philosophy, about 74% of our NEO compensation is tied to Company performance;

•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;

•	Equity plans prohibit re-pricing and backdating of stock options;

•

Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;

•	We do not grant time-based equity awards that vest immediately solely on account of a change in control;

•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and

•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For the reasons set forth above, the Board recommends that you vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

ITEM 4. PROXY ACCESS FOR SHAREHOLDERS

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, owners of at least $2,000 in value of Common Stock of the Company, have given notice that they intend to present for action at the annual meeting the following resolution:

RESOLVED: Shareholders of the Procter and Gamble Co. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall never exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a.	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b.

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c.

certify that (i) it will assume liability stemming from any legal or Regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement: The SEC’s proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf), which was to apply to all companies subject to SEC proxy rules, was vacated after a court’s 2011 decision in Business Roundtable v. SEC that the SEC had failed to conduct an adequate cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, CFA Institute’s Proxy Access in the United States: Revisiting the Proposed SEC Rule (http ://www.cfapubs.org/doi/ pdf/10.2469/ccb.v2014.n9.1) performed a cost-benefit analysis and found proxy access:

•	Has the potential to enhance board performance, raising US market capitalization by up to $140.3 billion

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

Enhance shareholder value. Vote for: Proxy Access for Shareholders—Item 4

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

P&G is committed to acting in the best interests of our shareholders and has a long history of commitment to sound corporate governance policies and practices. The Company understands that proxy access is emerging as an important governance issue for many of our shareholders. We also understand that proxy access is in the early days of corporate adoption and that there are numerous proxy access alternatives and varying consequences to these alternatives. We want to ensure that we take the appropriate time to fully consider this issue, in all of its forms, to determine what is in the best interests of our shareholders.

Proxy access has relatively limited and recent application among large U.S. public companies. According to a report by the Council of Institutional Investors (http://www.cii.org/proxy_access), among Fortune 100 companies, only six have either adopted or proposed adoption of proxy access bylaws as of June 29, 2015. There are a variety of differing viewpoints among shareholders and opinion leaders in the corporate governance community about the best framework for a thoughtfully designed proxy access bylaw that protects the best interests of all shareholders and mitigates the risk of abuse and disruption. Serious debate continues over the appropriate ownership thresholds, duration of ownership, maximum number of nominees, and maximum number of shareholders permitted in a group.

Once adopted, a proxy access right would be a significant fixture within our Company’s governance framework. Given the risks and potential for unintended consequences, the Board believes it would be imprudent for companies with good governance practices such as ours to adopt a proxy access bylaw without further evaluation. In addition, our Company has a large retail shareholder base, and we are interested in the input of those retail shareholders, as well as our institutional shareholders, on proxy access. And, as described below, proxy access also raises some concerns that must be considered as we determine what is best for the Company and all our shareholders. Consequently, we do not believe that the proxy access framework set forth in the proposal is in the best interests of the Company and its shareholders at this time. As this issue evolves, the Board will continue to consider whether and in what form proxy access might make sense for P&G.

The ownership requirements of the proposal could increase the influence of special interest groups and short-term shareholders. Many P&G shareholders are long-term holders of the Company’s stock. With an ownership requirement of just 3% for a period of 3 years, this proposal could allow a shareholder or minority group holding a small percentage of shares for a relatively short period of time to use the Company’s proxy to promote a narrow and/or short-term agenda rather than the long-term interests of all shareholders.

The number of directors to be nominated could distract the Company and Board from the business. The proposal would permit shareholders to nominate candidates representing up to one quarter of the directors then serving on the Board. The potential for high annual turnover could lead to an inexperienced board that lacks sufficient knowledge of our past and current business to provide effective oversight. In addition, management and Directors would have to divert their attention from the Company’s strategy of delivering products that improve the lives of the world’s consumers to instead focus on more frequent proxy contests in Director elections.

The Company has processes to identify and nominate skilled, experienced, and diverse Director candidates who represent the interests of all shareholders. The Board’s independent Governance & Public Responsibility Committee regularly assesses the qualifications of potential director nominees, including those nominated by shareholders. Unlike a small group of shareholders, the Committee has a fiduciary duty to act in the best interests of all shareholders. In accordance with the Board’s Corporate Governance Guidelines (and as further discussed beginning on page 2 of this proxy statement), the Committee seeks to achieve a mix of Board members that represent a diversity of background and experience. It also confirms the independence of candidates. This process is responsible for the composition of our current highly qualified, diverse Board of Directors.

This proposal could permit a small group of shareholders to bypass the existing deliberative process of assessing potential Board nominees. It could allow a proponent to place into nomination candidates who may lack the required experience, skill, perspective, and independence, or who may not be needed in the current mix of Directors. It might also undermine our continuous efforts to maintain a diverse Board.

The proposal could increase company costs. Today, a shareholder or shareholders seeking to elect their own nominee to the Board would, like the Company, undertake the expense of soliciting proxies on the nominee’s behalf. We believe this is an appropriate allocation of costs, especially for a shareholder owning 3% of the outstanding shares of the Company (which at today’s price would represent more than $6.5 billion worth of shares) who is seeking to influence the composition of the Board, other than through exercising his or her shareholder vote. The proposal, however, would shift this financial burden entirely to the Company and thus to all shareholders.

The Board intends to monitor and discuss proxy access approaches as they develop, before it makes any decision to adopt or recommend the adoption of proxy access. At the present time, however, in light of the concerns over the framework of this proposal, we believe that adopting proxy access now, without further consideration, is not in the best interests of our shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

In connection with the Company’s 2015 annual meeting of shareholders, which will take place on October 13, 2015, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 28, 2015, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2015 annual meeting of shareholders. We solicit proxies to give shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Who can vote?

You can vote if, as of the close of business on Friday, August 14, 2015, you were a shareholder of record of the Company’s:

•	Common Stock (“Common Stock”);

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 14, 2015, there were issued and outstanding:

•	2,713,146,185 shares of Common Stock;

•	48,583,052 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	57,170,375 shares of Series B ESOP Convertible Class A Preferred Stock.

How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet—You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;

•	By Telephone—In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll-free) and following the instructions; or

•

By Mail—You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Please see the Notice or the information your bank, broker, or other holder of record provided you for more information on these options.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a proxy card by mail (unless you are revoking your proxy).

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Shareholder Investment Program and/or The Procter & Gamble International Stock Ownership Program, you can vote the shares of common stock held for your account through any of the proxy voting options set forth above.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan:

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares held by the trust that have not been allocated to any account in the same manner.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Monday, October 12, 2015, or by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting.

Voting Procedures

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 13 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

Who pays for this proxy solicitation?

The Company does. We have hired D.F. King, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $17,500 plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

Procedures for Attending the Annual Meeting in Person:

If you plan to attend the meeting, you must be a shareholder of The Procter & Gamble Company as of August 14, 2015, the record date. In order to expedite your admission process, we encourage you to register for admission before 11:59 p.m. on Monday, October 12. You may register for admission for yourself and one guest by:

•	Visiting www.proxyvote.com and following the instructions provided, or calling 1-888-796-3713. You will need the control number included on your proxy card, voter instruction form, or notice.

•	At the entrance to the meeting, we will verify your registration and request to see a valid form of photo identification, such as a driver’s license or passport.

If you do not register for admission in advance of the meeting, we will request to see your photo identification at the entrance to the meeting. We will then determine if you owned common stock on the record date by:

•	Verifying your name and stock ownership against our list of registered shareholders; or

•

Asking to review evidence of your stock ownership as of August 14, 2015, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting. If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

Webcast of the Annual Meeting:

If you are not able to attend the meeting in person, you may join a live webcast of the meeting on the Internet by visiting www.pginvestor.com at 9:00 a.m. Eastern Daylight Time on October 13, 2015.

Record Date:

August 14, 2015 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials:

On August 28, 2015, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 14, 2015, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Householding Information:

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o Computershare, Inc., P.O. Box 43078, Providence, RI 02940, or by email at P&G@computershare.com. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 12, 2015.

2016 Annual Meeting Date and Shareholder Proposals

It is anticipated that the 2016 annual meeting of shareholders will be held on Tuesday, October 11, 2016. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 30, 2016. Any such proposals should be sent to The Procter & Gamble Company, c/o Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. In general, for business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of Directors, see section entitled “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” on page 17 of this proxy statement; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet certain ownership requirements and written notice of such business must be received by the Secretary of the Company not less than 90 days nor more than 240 days prior to the one year anniversary of the preceding year’s annual meeting. Certain other notice periods apply if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Based upon the one-year anniversary of the 2015 annual meeting, a shareholder wishing to bring such business before the 2016 annual meeting must provide such notice no earlier than February 16, 2016 and no later than July 15, 2016.

As set forth in the Code of Regulations, the shareholder’s notice to the Secretary must contain certain information. A copy of our Code of Regulations can be found on the Company’s website at www.pg.com or may be obtained from the Secretary of the Company at the address provided above.

If a shareholder notifies the Company of an intent to present business at the 2016 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 14, 2014 will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

The Board knows of no other matters that will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and will use their discretion accordingly.

EXHIBIT A

Reconciliation of Non-GAAP Financial Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP financial measures referenced in this proxy statement with the reconciliation to the most closely related GAAP measure.

Organic Sales Growth:

Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The following tables provide a numerical reconciliation of organic sales growth to reported net sales growth:

Year ended June 30, 2015	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
TOTAL COMPANY	(5)%	6%	0%	1%

* Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

Core EPS:

This is a measure of the Company’s diluted net earnings per share from continuing operations excluding certain items that are not judged to be part of the Company’s sustainable results or trends. This includes:

•

charges in each period presented for 1) incremental restructuring due to increased focus on productivity and cost savings, 2) the impacts from foreign exchange policy changes and the devaluations of the official foreign currency exchange rate in Venezuela, and 3) for certain European legal matters, and

•	a charge in 2015 for the Venezuelan deconsolidation.

We do not view these items to be part of our sustainable results. We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to Core EPS:

Years ended June 30	2015		2014
Diluted net earnings per share - continuing operations	$3.06		$3.86
Incremental restructuring charges	0.20		0.12
Venezuela balance sheet devaluation impacts	0.04		0.09
Charges for European legal matters	0.01		0.02
Venezuelan deconsolidation	0.71		—
Rounding	—		—

CORE EPS	$4.02		$4.09

Core EPS Growth	(2%	)

Note—All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

A-1

Adjusted Free Cash Flow:

Adjusted free cash flow is defined as operating cash flow less capital expenditures and excluding certain divestiture impacts (tax payments in the current year for the Pet Care divestiture). We view adjusted free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. Adjusted free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation. The following table provides a numerical reconciliation of adjusted free cash flow ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment Pet Care Sale	Adjusted Free Cash Flow

2015	$14,608	$(3,736)	$10,872	$729	$11,601

Adjusted Free Cash Flow Productivity:

Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding impairment charges on the Batteries business and the Venezuelan deconsolidation charge. Adjusted free cash flow productivity is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The following table provides a numerical reconciliation of adjusted free cash flow productivity ($ millions):

	Net Earnings	Impairment & Deconsolidation Charges	Net Earnings Excluding Impairment & Deconsolidation Charges	Adjusted Free Cash Flow	Adjusted Free Cash Flow Productivity

2015	$7,144	$4,187	$11,331	$11,601	102%

A-2

EXHIBIT B

The Procter & Gamble Company Audit Committee Policies

I.	Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice-President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

B-1

The Procter & Gamble Company General Offices

For information about available parking, go to http://www.downtowncincinnati.com/exploring-downtown/downtown-cincinnati-parking

0038-6008

THE PROCTER & GAMBLE COMPANY P.O. BOX 5572 CINCINNATI, OH 45201-5572

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 12, 2015. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions on the website.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 12, 2015. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:

To vote and/or attend the meeting, go to the “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M95469-P68247	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY
Vote on Directors
The Board of Directors recommends a vote FOR the following action:
1. ELECTION OF DIRECTORS
Nominees:	For	Against	Abstain	Vote on Proposals

1a. Francis S. Blake	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

1b. Angela F. Braly	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

1c. Kenneth I. Chenault	☐	☐	☐	3. Advisory Vote on the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐

1d. Scott D. Cook	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposal:	For	Against	Abstain

1e. Susan Desmond-Hellmann	☐	☐	☐	4. Shareholder Proposal – Proxy Access	☐	☐	☐

1f. A.G. Lafley	☐	☐	☐	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
1g. Terry J. Lundgren	☐	☐	☐

1h. W. James McNerney, Jr.	☐	☐	☐
1i. David S. Taylor	☐	☐	☐

1j. Margaret C. Whitman	☐	☐	☐

1k. Mary Agnes Wilderotter	☐	☐	☐

1l. Patricia A. Woertz	☐	☐	☐

1m. Ernesto Zedillo	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 13, 2015 at 9:00 a.m. at the General Offices of the Procter & Gamble Company, 1 Procter & Gamble Plaza, Cincinnati, OH 45202.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card which is located on the reverse side of this notice.

ADMISSION PROCEDURES: If you would like to attend the meeting in person, you may register for admission for yourself and one guest by:

•	Visiting www.proxyvote.com and following the instructions provided, or calling 1-800-690-6903. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice.
•	At the entrance to the meeting, we will verify your registration and ask to see valid photo identification for you and your guest (if applicable), such as a driver’s license or passport.

If you do not register for admission in advance, we will request to see your photo identification at the entrance to the meeting. We will then determine if you owned common stock on the record date by:

•	Verifying your name and stock ownership against our list of registered shareholders; or
•

Asking to review evidence of your stock ownership as of August 14, 2015, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting. If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M95470-P68247

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders - Tuesday, October 13, 2015

The undersigned hereby appoints A.G. Lafley, W. James McNerney, Jr., and Ernesto Zedillo (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 13, 2015 at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR the recommendations of the Board of Directors on items 2 and 3, and AGAINST the proposal listed as item 4.

                This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned, as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposal listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 12, 2015, for Common shares to be voted and 4:00 p.m. on Friday, October 9, 2015 for the Trustees to vote the Plan shares. Broadridge will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Broadridge and not provided to the Company.